UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SENSATA TECHNOLOGIES HOLDING N.V.

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April 24, 2014
Dear Shareholders:
You are cordially invited to attend the 2014 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 22, 2014, beginning at 6:00 p.m., Central European Time, at the Company’s office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands.
Information about the meeting and the various matters on which the shareholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2013 Annual Report is also enclosed for your review.

Sincerely,

Thomas Wroe, Jr.
Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 24, 2014
TO THE SHAREHOLDERS OF SENSATA TECHNOLOGIES HOLDING N.V.:
Notice is hereby given that the 2014 Annual General Meeting of Shareholders (the “General Meeting”) of Sensata Technologies Holding N.V. (the “Company,” "we," "our," or "us") will be held on May 22, 2014, beginning at 6:00 p.m. Central European Time, at our office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, for the following purposes:
Open.

1.
To elect eleven (11) directors (including James E. Heppelmann, who, if elected, will become a director on August 1, 2014) to serve until the 2015 Annual General Meeting of Shareholders, or until their respective successors are elected and qualified or until his or her earlier death, resignation, or removal;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.
To adopt our Dutch statutory annual accounts for the fiscal year ended December 31, 2013, to discuss the annual report of our management for fiscal year 2013, to authorize the preparation of our 2013 Dutch statutory annual accounts and the annual report of our management for fiscal year 2013 in the English language, and to discuss our reservation and dividend policy;

4.	To discharge members of the Board of Directors from certain liabilities for fiscal year 2013;

5.	To approve an increase in the cash component of Director annual compensation by $10,000;

6.
To extend to the Board of Directors for a period of 18 months from the date of the General Meeting the authority to repurchase up to 10% of the outstanding shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated transactions or in one or more self tender offers, at prices per share not less than the nominal value of a share and not higher than 110% of the market price at the time of the transaction;

7.	To consider and approve an advisory proposal on 2013 compensation of the Named Executive Officers as disclosed herein under “Executive Compensation;”

8.	To consider and approve an advisory proposal on how often to vote for approval of the compensation of the Named Executive Officers; and

9.	To transact such other business as may properly come before the General Meeting or any adjournments thereof.
Close.
The Board of Directors recommends a FOR vote of each of the director nominees recommended by the Board of Directors with respect to proposal (1), a FOR vote for each of proposals (2), (3), (4), (5), (6), and (7), and an "every year" vote for proposal (8) above.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 22, 2014: The 2014 Proxy Statement and our 2013 Annual Report are available at www.sensata.com.
Copies of the agenda for the General Meeting and related documents may be obtained free of charge at our offices in Almelo, The Netherlands and Attleboro, Massachusetts by shareholders and other persons entitled to attend the General Meeting and their representatives as of the date hereof until the close of the General Meeting. Copies of these documents are also available on our website (www.sensata.com) or by contacting us at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com.
The Board of Directors has determined that all holders of the ordinary shares of the Company as of the close of business on April 24, 2014 according to American Stock Transfer & Trust Company or our shareholders’ register in The Netherlands, or such shareholders’ proxies, are entitled to receive notice of, and to attend, address, and vote at, the General Meeting and any adjournments thereof.

In accordance with our Articles of Association, if you wish to attend the General Meeting you must notify the Board of Directors of your intention no later than May 21, 2014, by submitting your name and number of shares beneficially owned to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or to investors@sensata.com. All of the ordinary shares of the Company traded on the New York Stock Exchange are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the "DTC"). If you own ordinary shares through a broker, the holder of those shares in the book entry system of the DTC is Cede & Co. as the broker's nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in the book entry system of the DTC. If you own your ordinary shares through a broker and you wish to attend the General Meeting, you must provide us with appropriate evidence of ownership of and authority to vote the shares no later than May 21, 2014. Access to the General Meeting is permitted only after verification of personal identification.
If you do not plan to attend the General Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
* * * *

By Order of the Board of Directors,

Thomas Wroe, Jr.
Chairman of the Board

Page
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS	1

PROPOSAL 1—ELECTION OF DIRECTORS	4

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR	8

PROPOSAL 3—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2013	9

PROPOSAL 4—DISCHARGE OF MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2013	10

PROPOSAL 5—AMENDMENT TO THE DIRECTOR REMUNERATION POLICY	11

PROPOSAL 6—EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS	12

PROPOSAL 7—ADVISORY PROPOSAL ON THE 2013 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION"	13

PROPOSAL 8—ADVISORY PROPOSAL ON HOW OFTEN TO VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	14

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS	15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26

EXECUTIVE COMPENSATION	27

EXECUTIVE OFFICERS	50

PROPOSALS FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS	51

SOLICITATION OF PROXIES	52

GENERAL	52

OTHER MATTERS	52

i

Sensata Technologies Holding N.V.
Kolthofsingel 8, 7602 EM Almelo
The Netherlands
31-546-879-555

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 22, 2014
We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sensata Technologies Holding N.V. (the “Company,” "we," "our," or "us") for use at the 2014 Annual General Meeting of Shareholders (the "General Meeting"), and at any adjournments thereof.
Attending the General Meeting
The General Meeting will be held on May 22, 2014, at 6:00 p.m. Central European Time, at our office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, to consider the matters set forth in the Notice of Annual General Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with our Annual Report to Shareholders commencing on or about April 24, 2014.
In accordance with our Articles of Association, shareholders must inform us in writing of their intention to attend the General Meeting. Such notice should be sent to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com. All of the ordinary shares of the Company traded on the New York Stock Exchange are held by Cede & Co. as nominee shareholder for the Depository Trust Company (the "DTC"). If you own ordinary shares through a broker, the holder of those shares in the book entry system of the DTC is Cede & Co. as the broker's nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in the book entry system of the DTC. If you own your ordinary shares through a broker, you must also provide us with appropriate evidence of ownership of and authority to vote the shares no later than May 21, 2014. Access to the General Meeting is permitted only after verification of personal identification.
Representatives of our independent auditor for fiscal year 2013 are expected to be present at the General Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Shareholders Entitled to Vote
Only shareholders of record of the ordinary shares of the Company, €0.01 nominal value per share (the “ordinary shares”), at the close of business on April 24, 2014 according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or our shareholders’ register in The Netherlands, or such shareholders’ proxies, will be entitled to attend and vote at the General Meeting. Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the General Meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the General Meeting is 172,263,770.
There are 178,562,449 legally issued ordinary shares under Dutch law, which, as of April 2, 2014, includes 48,835 legally issued ordinary shares that are subject to forfeiture until such ordinary shares have vested, 6,230,857 legally issued ordinary shares that we have repurchased but that have not been legally retired, and 76,780 legally issued ordinary shares that have been forfeited but not yet legally retired.
Street Name Holders and Record Holders
If you own ordinary shares through a broker, the registered holder of those ordinary shares is Cede & Co. as the broker's nominee. Such ordinary shares are often referred to as held in “street name,” and you, as the beneficial owner of those ordinary shares, do not appear in our share register. For street name ordinary shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us as to how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker you should vote your ordinary shares by following the procedures specified on the voting instruction card. The ordinary shares represented by your properly signed proxy card will be voted in accordance with your directions. Shortly before the General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the General Meeting and vote your street name ordinary shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the General Meeting.
If you are the registered holder of ordinary shares, you are the record holder of those ordinary shares, and you should vote your ordinary shares as described below under “How Record Holders Vote.”
How Record Holders Vote
You can vote at the General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the General Meeting. You can always attend the General Meeting and revoke your proxy by voting in person.
There are two ways to vote by proxy:

•	By Internet—You can vote by Internet by going to the website www.voteproxy.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating, and mailing our enclosed proxy card.
By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your ordinary shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each of the proposals (1) through (7) to be voted on by our shareholders, and you may vote to approve the compensation of the Named Executive Officers (i) every year, (ii) every two years, (iii) every three years, or (iv) abstain from voting on proposal (8) to be voted on by shareholders.
If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of the eleven (11) director nominees (including James E. Heppelmann, who, if elected, will become a director on August 1, 2014) per the recommendation of the Board of Directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2014;

•
The adoption of our Dutch statutory annual accounts for fiscal year 2013 and the authorization of the preparation of our Dutch statutory annual accounts and annual report for fiscal year 2013 (the “2013 Management Report”) in the English language;

•	The discharge of the members of the Board of Directors from certain liability for fiscal year 2013;

•	The amendment to the remuneration policy for directors;

•
The extension to the Board of Directors for a period of 18 months from the date of the General Meeting the authority to repurchase up to 10% of the outstanding ordinary shares in the capital of the Company; and

•	The approval of the 2013 compensation of the Named Executive Officers.
If you vote by proxy without indicating your instructions, your shares will be voted EVERY YEAR for:

•	The determination of how often to approve the compensation of the Named Executive Officers.
Revocation of Proxies
A shareholder may revoke a proxy at any time prior to its exercise (i) by giving to our Vice President, Investor Relations a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date, or (iii) by attending the General Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.
Quorum and Votes Necessary for Action to be Taken
Our directors are elected by the affirmative vote of a majority of votes cast in person or by proxy at the General Meeting and entitled to vote. Our shareholders may set aside these binding nominations for any of the candidates by a vote of at least two-thirds of the votes cast at a meeting representing more than one-half of the issued capital, in which case a new list of nominees will be prepared by the Board of Directors for such vacant position and will be included in the agenda for a subsequent general meeting of shareholders.
The affirmative vote of a majority of the votes cast in person or by proxy at the General Meeting and entitled to vote on the proposal is required to approve each of the other proposals set forth in this Proxy Statement.
Although there is no quorum requirement under our Articles of Association or Dutch law, ordinary shares abstaining from voting will count as ordinary shares present at the General Meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as ordinary shares present at the General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are ordinary shares that are held in “street name” by a bank or brokerage that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the General Meeting. Ordinary shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter or (2) the ordinary shares are broker non-votes.
Other Matters
As of the date of this Proxy Statement, the Board of Directors does not know of any business that will be presented for consideration at the General Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the General Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS
We maintain a single-tier Board of Directors, comprised of both Executive Directors and Non-Executive Directors. Under Dutch law, the Board of Directors is responsible for the our policies and day-to-day management. The Non-Executive Directors supervise and provide guidance to the Executive Directors.
The members of the Board of Directors ("the Board") will serve until the 2015 Annual General Meeting of Shareholders, and there is no limit to the number of terms a director may serve. Under Dutch law and our Articles of Association, the Board of Directors has the right to make binding nominations for open positions on the Board. The binding nature of the Board’s nominations may be overridden by a vote of two-thirds of the votes cast at a meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, a new list of nominees will be prepared by the Board of Directors for such vacant position and will be included in the agenda for a subsequent general meeting of shareholders.
Under Dutch law, a person may be elected to the Board of Directors to take office at a future date. In such case, the person will not be considered a director until the future date. The Board has nominated James E. Heppelmann to the Board of Directors, who, if he is elected to the Board of Directors at the General Meeting, will become a director on August 1, 2014.
In accordance with the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors has adopted unanimous resolutions to make the following binding nominations:

1.
For the first open position, the Board has nominated Thomas Wroe, Jr. to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

2.
For the second open position, the Board has nominated Martha Sullivan to serve as an Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

3.
For the third open position, the Board has nominated Lewis B. Campbell to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

4.
For the fourth open position, the Board has nominated Paul Edgerley to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

5.
For the fifth open position, the Board has nominated Michael J. Jacobson to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

6.
For the sixth open position, the Board has nominated John Lewis to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

7.
For the seventh open position, the Board has nominated Charles W. Peffer to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

8.
For the eighth open position, the Board has nominated Kirk P. Pond to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

9.
For the ninth open position, the Board has nominated Stephen Zide to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

10.
For the tenth open position, the Board has nominated Andrew Teich to serve as a Non-Executive Director for a term of approximately one year ending on the date of our annual general meeting of shareholders in 2015.

11.
For the eleventh open position, the Board has nominated James E. Heppelmann to serve as a Non-Executive Director for a term starting on August 1, 2014 and ending on the date of our annual general meeting of shareholders in 2015.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Wroe, Ms. Sullivan, Mr. Campbell, Mr. Edgerley, Mr. Jacobson, Mr. Lewis, Mr. Peffer, Mr. Pond, Mr. Zide, Mr. Teich, and Mr. Heppelmann, unless otherwise directed. In the event that any of the nominees become unavailable for election at the General Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion as recommended by the Board of Directors. Each of the nominees is currently a member of the Board of Directors, other than Mr. Teich and Mr. Heppelmann.
Information concerning the nominees to the Board of Directors is set forth below.
Thomas Wroe, Jr., 63, was appointed as our Chairman in January 2013. Previously, he served as our Chief Executive Officer and an Executive Director from our initial public offering in March 2010 until December 31, 2012, and as Chairman of the Board of Directors from March 2010 until July 2012. Prior to our initial public offering, Mr. Wroe was the Chief Executive Officer and a Director of our principal operating subsidiary, Sensata Technologies, Inc. (“STI”), since the completion of the 2006 Acquisition (as defined in “Certain Relationships and Related Transactions-2006 Acquisition”) and Chairman of the Board of STI since June 2006. Mr. Wroe served as the President of the Sensors & Controls business of Texas Instruments since June 1995 and as a Senior Vice

President of Texas Instruments since March 1998. Mr. Wroe was with Texas Instruments since 1972, and prior to becoming President of the Sensors & Controls business, Mr. Wroe worked in various engineering and business management positions.
Mr. Wroe is a member of the Executive Committee of the Massachusetts Business Roundtable, is a member of the Board of Trustees of the Massachusetts Taxpayers Foundation, and is a Director of the Chase Corporation, GT Advanced Technologies, and Apex Tool Group. In addition, he is a member of the Board of Advisors to Boston College’s Carroll School of Management, and he is the Chairman of the Board of Directors of Cape Cod Healthcare and past Chairman of the Board of the Associated Industries of Massachusetts.
Mr. Wroe brings significant senior leadership, operational, industry, and technical experience to the Board. He has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Mr. Wroe has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as CEO Mr. Wroe had direct responsibility for our strategy and operations.
Martha Sullivan, 57, has served as our Chief Executive Officer since January 1, 2013, as our President since September 2010, and was also our Chief Operating Officer from September 2010 until July 2012. Ms. Sullivan previously served as Executive Vice President and Chief Operating Officer since our initial public offering. Ms. Sullivan served in the same capacities with STI since January 2007 and as Chief Operating Officer of STI since the completion of the 2006 Acquisition. Ms. Sullivan served as Sensor Products Manager for the Sensors & Controls business of Texas Instruments since June 1997 and as a Vice President of Texas Instruments since 1998. Ms. Sullivan was with Texas Instruments since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager and Automotive Sensors and Controls Global Business Unit Manager.
Ms. Sullivan is a Director of Avery Dennison Corporation. Past and present external positions also include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University, and Ford International Supplier Advisory Council. She was inducted into the Academy of Mechanical Engineering at Michigan Tech., and holds an Honorary Doctorate in Philosophy from that institution.
Ms. Sullivan brings significant senior leadership, operational, industry, and technical experience to the Board. She has extensive knowledge of the former Sensors & Controls business, including its historical development, and important relationships with our major customers. Ms. Sullivan has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as President and Chief Executive Officer, she guides the execution of our strategy and operations.
Lewis B. Campbell, 67, has served as a Director of the Company since 2012. He served as Chairman and Interim Chief Executive Officer of Navistar International Corporation from August 2012 until April 2013. Previously, Mr. Campbell was Chairman of the Board and Chief Executive Officer of Textron Inc. ("Textron") before retiring on December 1, 2009. Following his retirement from the company, he continued as non-executive Chairman until he retired from the board on August 31, 2010. During his tenure at Textron, Mr. Campbell played a key role in transforming Textron’s strategic and operational focus, reshaping its portfolio of businesses, and leading the company to realize enterprise-wide synergies to achieve greater operating efficiencies. Mr. Campbell joined Textron in 1992, was named CEO in July 1998, and was appointed Chairman in February 1999. Previously, Mr. Campbell had a 24-year career at General Motors ("GM") and held a number of key management positions in GM’s Rochester Products Division; Chevrolet-Pontiac, GM Canada Group, and GM/UAW Quality Network. In 1988, he was named a Vice President of GM as the General Manager of the Flint Automotive Group. In 1991, he served as General Manager of GMC’s Truck Division. Mr. Campbell is a Director of Bristol-Myers Squibb, a member of the Business Council, a member of the Business Roundtable, and a member of the Board of Trustees for Noblis, a nonprofit science, technology, and strategy organization.
Mr. Campbell has demonstrated exceptional operational and executive leadership ability as the former Chief Executive Officer of a successful global, multi-industry company. With his focus on operational efficiencies and his experience in a wide range of industries coupled with his firsthand knowledge of the many issues facing public company boards and their committees, he is well positioned to help guide us through our next phase of global growth.
Paul Edgerley, 58, has served as a Director of the Company since our initial public offering, and served as our Chairman from July 2012 until January 2013. Prior to our initial public offering, Mr. Edgerley served as a Director of STI since the completion of the 2006 Acquisition. Since 1990, Mr. Edgerley has been a Managing Director of Bain Capital, and prior to that was a Principal at Bain Capital since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail, and automobile industries. Previously he was a Certified Public Accountant with Peat Marwick Mitchell & Company. Mr. Edgerley also serves on the Board of Directors of Apex Tool Group, FTE Automotive, Keystone Automotive Operations, Inc., HD Supply Inc., MEI Conlux Holdings, Inc., MYOB, Steel Dynamics, and Hero Moto Corporation.

Mr. Edgerley brings to the Board extensive experience in corporate strategy development. Mr. Edgerley has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, consulting and accounting.
Michael J. Jacobson, 63, has served as a Director of the Company since our initial public offering. Mr. Jacobson is a Director and the President of PGE Management, Inc. ("PGE Management") and Jacobson Group, Inc., both of which are real estate investment and development companies, where he has worked since 1992 and 1994, respectively. Prior to founding PGE Management, Mr. Jacobson was the President and Chief Executive Officer of Vetco Gray, Inc. from 1988 until 1991. Previously, Mr. Jacobson was a Vice President at Bain & Company, where he worked in the health care, oil field services, steel and textile industries. From 2004 until 2007, Mr. Jacobson also served on the Springfield, Massachusetts Finance Control Board, a position to which he was appointed by former Governor Mitt Romney.
Mr. Jacobson brings to the Board strong practical financial, consulting, and executive experience.
John Lewis, 49, has served as a Director of the Company since our initial public offering. Prior to our initial public offering, Mr. Lewis served as a Director of STI since the completion of the 2006 Acquisition. Mr. Lewis is a Partner and Chief Executive Officer of Unitas Capital, which he joined in 1999. Prior to that, Mr. Lewis was at Chase Capital Partners in Asia and New York. Mr. Lewis also serves on the Board of Directors of HYVA Group. Mr. Lewis was formerly a director of Edwards Group Ltd.
Through his extensive experience in investment banking and private equity, Mr. Lewis brings to the Board deep knowledge about Asia, a key growth market for us, a strong financial background, and experience serving on the Boards of numerous companies.
Charles W. Peffer, 66, has served as a Director of the Company since our initial public offering. Mr. Peffer was a partner of KPMG LLP ("KPMG") and its predecessor firms from 1979 until his retirement in 2002. Mr. Peffer served in KPMG’s Kansas City office as Partner in Charge of Audit from 1986 to 1993 and as Managing Partner from 1993 to 2000. Mr. Peffer is a Director of Garmin, Ltd., NPC International, HD Supply Holdings, and the Commerce Funds, a family of eight mutual funds.
Mr. Peffer brings to the Board extensive practical and management experience in public accounting and corporate finance, including significant experience with KPMG and its predecessor firms. Mr. Peffer also brings leadership expertise through his directorship roles in other public companies, including service on audit committees.
Kirk P. Pond, 69, has served as a Director of the Company since the 2011 Annual General Meeting of Shareholders. Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc. ("Fairchild") from June 1996 until May 2005. He also served as the Chairman of Fairchild’s Board of Directors from 1997 until June 2006. Prior to his service with Fairchild and its predecessor, National Semiconductor, Mr. Pond served in executive positions with Timex Corporation and Texas Instruments. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007, and he currently serves on the Board of Directors of WEX Corporation and Brooks Automation, Inc. Mr. Pond has also served on the Advisory Board of the University of Arkansas Engineering School since 1987.
Mr. Pond brings to the Board significant executive leadership experience as the former Chief Executive Officer of a successful public company. In addition, his broad background in technology, manufacturing, global marketing, and finance provide the Board and our management additional insights and perspective on our business and strategy.
Stephen Zide, 54, has served as a Director of the Company since our initial public offering. Prior to our initial public offering, Mr. Zide served as a director of STI since the completion of the 2006 Acquisition. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide also serves on the Board of Directors of HD Supply Inc., Consolidated Container Corporation, Apex Tool Group, and Trinseo LLC. Previously, Mr. Zide served on the Board of Directors of Innophos Holdings, Inc. from 2004 through 2013.
Mr. Zide brings to the Board extensive negotiating and financing expertise gained from his training and experience as a legal advisor, and then a private equity professional and financial advisor. In addition, Mr. Zide has had significant involvement with us since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity and law.
Andrew Teich, 53, is a new nominee for Director of the Company. Mr. Teich has been the President and Chief Executive Officer of FLIR Systems, Inc. ("FLIR") since 2013. FLIR is a designer, manufacturer, and marketer of thermal imaging and stabilized airborne camera systems for a wide variety of applications in the commercial, industrial, and government markets. Mr. Teich joined FLIR in 1999 as Senior Vice President, Marketing, and has held various positions within FLIR since that time, including President of Commercial Vision Systems and President of Commercial Systems. Prior to joining FLIR, Mr. Teich held various positions at Inframetrics, Inc. (acquired by FLIR in 1999), including Vice President of Sales and Marketing and various sales roles. Mr. Teich has served on the board of directors of FLIR since July 2013.

Mr. Teich is a seasoned executive who brings to the Board relevant industry experience combined with sales and marketing skills. Mr. Teich has spent a large part of his career at FLIR and its acquired companies, where he has been instrumental in building their organic and acquisition growth strategy.
James E. Heppelmann, 49, is a new nominee for Director of the Company. Mr. Heppelmann has been the President and Chief Executive Officer of PTC, Inc. ("PTC") since 2010. PTC (formerly Parametric Technology Corporation) develops technology solutions that help companies transform the way they create, operate, and service smart, connected products. During his tenure at PTC, Mr. Heppelmann has served in various executive roles, including President, Chief Operating Officer, Chief Product Officer, and Executive Vice President, software products. Mr. Heppelmann joined PTC in 1998 when the company acquired Windchill Technologies, where he was co-founder, Chief Technical Officer, and Vice President of Marketing. Previously, Mr. Heppelmann served as Chief Technology Officer of Metaphase, Inc. from 1992 through 1997, and held various positions at Control Data Corporation from 1985 through 1992.
Mr. Heppelmann has served on the board of directors of PTC since 2008. Mr. Heppelmann is on the Executive Advisory Board of FIRST (For Inspiration and Recognition of Science and Technology), and is on the Dean's Advisory Board of the University of Minnesota College of Science and Engineering.
Mr. Heppelmann brings to the Board a view into industries relevant to us, a detailed understanding of technological issues including the rapid evolution of smart, connected products and the Internet of Things, and insight into future directions of technology development.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF WROE, SULLIVAN, CAMPBELL, EDGERLEY, JACOBSON, LEWIS, PEFFER, POND, ZIDE, TEICH, AND HEPPELMANN.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of the independent auditor for ratification by the shareholders at the General Meeting. A proposal to ratify the appointment of Ernst & Young will be presented at the General Meeting. Ernst & Young was our independent auditor during the fiscal year ended December 31, 2013.
Dutch law requires shareholder ratification of the selection of Ernst & Young as our independent auditor. If this proposal is not approved by our shareholders at the General Meeting, the Audit Committee will reconsider its selection of Ernst & Young.
The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote at the General Meeting will be required to ratify the selection of Ernst & Young.
Audit Fees
The aggregate fees billed for professional services rendered for us by Ernst & Young, our independent auditor, for the years ended December 31, 2013 and 2012 were:

	2013	2012
	(in thousands)
Audit Fees	$2,885	$2,949
Audit-Related Fees	0	4
Tax Fees	735	1,691
All Other Fees	3	3
Total Fees	$3,623	$4,647
“Audit Fees” include fees for professional services and expenses related to the respective fiscal year, irrespective of the period in which these services are rendered or billed, related to the audit and review of our financial statements of the respective fiscal years. For the fiscal years ended December 31, 2013 and 2012, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended March 31, 2012 through September 30, 2013 filed on Form 10-Q and the audit of our annual financial statements and our Annual Report on Form 10-K for each of the fiscal years 2013 and 2012. Audit Fees also include fees relating to the performance of statutory audits at certain of our non-U.S. subsidiaries and procedures relating to our Form S-3, prospectus, and prospectus supplement filings with the U.S. Securities and Exchange Commission.
“Audit-Related Fees” include fees for professional services rendered and expenses incurred during the respective fiscal year, irrespective of the period in which these services are billed, primarily related to the audit of our employee benefit plans.
“Tax Fees” include fees for professional services rendered and expenses incurred during the respective fiscal year, irrespective of the period in which these services are billed, related to tax planning, tax consulting, and tax compliance. Fees associated with tax compliance services were approximately $360 thousand and $394 thousand for the years ended December 31, 2013 and 2012, respectively.
“All Other Fees” include fees billed to us for subscription to Ernst & Young’s accounting research tool.
No other professional services were rendered or fees were billed by Ernst & Young for the years ended December 31, 2013 and 2012.
Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual explicit case-by-case basis before our independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related and tax and other services for fiscal years 2013 and 2012 were pre-approved by the Audit Committee.
The Audit Committee considered the compatibility of non-audit services performed by Ernst & Young with the maintenance of that firm's independence and determined that in each case, and at all times, Ernst & Young remained independent.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR 2014.

PROPOSAL 3—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2013
At the General Meeting, our shareholders will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2013 (the “2013 Annual Accounts”) and to authorize the preparation of our 2013 Annual Accounts and annual report of our management (the “2013 Management Report”) in the English language, as required under Dutch law and our Articles of Association. We will also report on the business and the results of operations for the year ended December 31, 2013 based on the 2013 Annual Accounts.
Our 2013 Annual Accounts are audited and prepared in accordance with International Financial Reporting Standards. The 2013 Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). The 2013 Management Report required by Dutch law, which is similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2013 Annual Report to Shareholders, also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the 2013 Annual Accounts can be accessed through our website, www.sensata.com, and may be obtained free of charge by request to Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com. Approval of this proposal will constitute approval of the matters set forth in the 2013 Annual Accounts and the 2013 Management Report.
In addition, under Dutch law, we are required to provide shareholders with an opportunity at the General Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 2013
ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF THE 2013
ANNUAL ACCOUNTS AND 2013 MANAGEMENT REPORT IN THE ENGLISH LANGUAGE.

PROPOSAL 4—DISCHARGE OF MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2013
At the General Meeting, as permitted under Dutch law and customary for Dutch companies, we are asking our shareholders to discharge the members of the Board of Directors from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended December 31, 2013. If our shareholders approve this discharge of liability, then the Board members will not be liable to the Company for actions that they took on our behalf in the exercise of their duties during fiscal year 2013. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of the Board of Directors to our shareholders. The discharge is also subject to the provisions of Dutch law relating to liability upon bankruptcy.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DISCHARGE OF THE MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2013.

PROPOSAL 5—AMENDMENT TO THE DIRECTOR REMUNERATION POLICY
At the General Meeting, our shareholders will be asked to approve a proposed amendment to the remuneration policy of the Board of Directors. The Board of Directors has proposed to increase the fee for service for Board members (excluding the Chairman) to $60,000 from $50,000 in a manner that the Board believes is competitive with our peer companies as described in "Executive Compensation-Compensation Discussion and Analysis-Compensation Benchmarking and Survey Data." If the amendment to the compensation for the Board is approved by shareholders, the cash remuneration policy for the members of the Board of Directors would consist of the following:

•	$60,000 annually for service as a member of the Board of Directors, excluding the Chairman, as compared to $50,000 previously; and

•	$120,000 annually for service as Chairman of the Board of Directors, as approved by our shareholders in 2013.
Additionally, all members of the Board of Directors are eligible to receive stock options and other equity-based awards, when and as determined by the Compensation Committee. We are authorized to reimburse each member of the Board of Directors for all reasonable out-of-pocket expenses incurred in connection with their service as a member of the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE REMUNERATION POLICY OF THE BOARD OF DIRECTORS.

PROPOSAL 6—EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS
Under Dutch law and our Articles of Association, the Board of Directors may, subject to certain Dutch statutory provisions, be authorized to repurchase issued ordinary shares on our behalf, in an amount, at prices, and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase issued ordinary shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At our 2012 Annual General Meeting of Shareholders held on May 22, 2012, our shareholders authorized the Board of Directors for a period of 18 months to repurchase as many outstanding ordinary shares in the capital of the Company as is permitted by law and our Articles of Association, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of an ordinary share and not higher than 110% of the market price at the time of the transaction. At our 2013 Annual General Meeting of Shareholders held on May 22, 2013, our shareholders authorized the Board of Directors for a period of 18 months to repurchase up to 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per share not less than the nominal value of an ordinary share and not higher than 110% of the market price at the time of the transaction. In October 2012, the Board of Directors authorized a $250 million share repurchase program under this authority. During the fiscal year ended December 31, 2012, we repurchased 510,590 ordinary shares under this repurchase program. During the fiscal year ended December 31, 2013, we repurchased 3,902,007 ordinary shares under this program, prior to its amendment. In October 2013, the Board of Directors amended the terms of the share buyback program, and reset the amount available for share repurchases to $250 million. Subsequent to this amendment, through December 31, 2013, we repurchased 4,679,760 ordinary shares under the amended repurchase program. In February 2014, the Board of Directors again amended the terms of the share buyback program, and reset the amount available for share repurchases to $250 million.
The Board of Directors believes that we would benefit by extending the authority of the Board to repurchase the ordinary shares of the Company. For example, to the extent the Board of Directors believes that the ordinary shares of the Company may be undervalued at the market levels at which they are then trading, repurchases of the share capital of the Company may represent an attractive investment for us. Such ordinary shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers, or similar transactions. The reduction in the issued capital in the Company resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of ordinary shares repurchased, if any, and the timing and manner of any repurchases, would be determined by the Board of Directors in light of prevailing market conditions, our available resources, and other factors that cannot now be predicted, but in no event shall any such repurchases exceed 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company.
In order to provide us with sufficient flexibility, the Board of Directors proposes that our shareholders grant authority for the repurchase of up to 10% of the outstanding ordinary shares, as determined on the record date, in the capital of the Company, on the open market, through privately negotiated repurchases or in self-tender offers, at prices per ordinary share not less than the nominal value of an ordinary share and not higher than 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the General Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE EXTENSION TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS.

PROPOSAL 7—ADVISORY PROPOSAL ON THE 2013 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION"
The Board of Directors believes that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. You are urged to read the “Executive Compensation” section of this proxy statement for additional details on our executive compensation, including our philosophy and objectives, and the 2013 compensation of the Named Executive Officers.
We are required to obtain a non-binding advisory “say-on-pay” vote on executive compensation. This proposal gives you, as a shareholder, the opportunity to endorse or not endorse our executive pay program through the following resolution:
“Resolved, that the shareholders approve the 2013 compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.”
As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee of the Board value the opinions of shareholders and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE 2013 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION."

PROPOSAL 8—ADVISORY PROPOSAL ON HOW OFTEN TO VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
In addition to the advisory vote on the compensation of our named executive officers, we are required to hold a non-binding advisory “say-on-when” vote on how often our shareholders will have an advisory vote on the compensation of our named executive officers.
Shareholders may elect to have an advisory vote on the compensation of our named executive officers every one, two, or three years or may elect to abstain. Shareholders will have an advisory “say-on-when” vote at least every six years.
As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee of the Board value the opinions of shareholders and will consider the outcome of the vote when deciding how often shareholders will have an advisory vote on the compensation of our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EVERY YEAR ON HOW OFTEN TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that specify, among other things, the responsibilities, expectations, and operations of the Board of Directors as well as general qualification criteria for directors. Our Corporate Governance Guidelines are available on our website at www.sensata.com. In addition, free copies of the guidelines may be obtained by shareholders upon request by contacting the Vice President, Investor Relations at (508) 236-3800. The Corporate Governance Guidelines are reviewed by the Nominating and Governance Committee, and changes are recommended to the Board for approval as appropriate.
Code of Business Conduct and Ethics; Code of Ethics for Senior Financial Employees
We have adopted a Code of Business Conduct and Ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer, and controller, and persons performing similar functions. In addition, we have adopted a Code of Ethics for Senior Financial Employees. Copies of the current Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Employees are available on our website at www.sensata.com. In addition, free copies of the codes may be obtained by shareholders upon request by contacting the Vice President, Investor Relations at (508) 236-3800.
In the event that any amendment is made to either code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, we will disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of either code of ethics, to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, we will disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sensata.com.
Board Leadership Structure
Mr. Wroe served as Executive Chairman of the Board and Chief Executive Officer from our initial public offering in March 2010 until July 1, 2012. We believe that the combined Chairman/Chief Executive Officer role helped provide strong, unified leadership for our management team and Board of Directors, particularly during our transition from a private company to a public company. However, in anticipation of changes in Dutch law, and other factors considered by the Board, Mr. Wroe resigned from his position as Chairman of the Board as of July 1, 2012. Mr. Wroe continued as an Executive Director until he resigned as our Chief Executive Officer on December 31, 2012. With Mr. Wroe's resignation as Chief Executive Officer, he was reappointed as Non-Executive Chairman of the Board.
Ms. Sullivan joined the Board of Directors as an Executive Director, effective January 1, 2013, at the same time she became our Chief Executive Officer.
Mr. Edgerley was selected as the Non-Executive Chairman of the Board upon Mr. Wroe’s resignation as Chairman and served in that capacity from the date of Mr. Wroe’s resignation as Chairman until January 1, 2013, when Mr. Wroe was named Non-Executive Chairman by the Board of Directors.
Risk Oversight
The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
The Board has delegated to the Audit Committee oversight of our risk management process. Among its duties, the Audit Committee (a) reviews with management our policies with respect to risk assessment and management of risks that may be material to us, including the risk of fraud, (b) reviews the integrity of our financial reporting processes, both internal and external, including reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, (c) reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures and (d) reviews our compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact our contingent liabilities and risks. Other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for day-to-day risk management. Our internal audit function (which is not a fixed department but a rotating system of internal finance personnel) serves as the primary monitoring and testing function for company-wide policies and procedures. Our management is responsible for managing the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.
Director Independence
Certain rules of the New York Stock Exchange ("NYSE") require that a majority of the members of the Board of Directors be “independent directors,” and that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee of the Board be “independent directors,” in each case, as defined under the rules of the NYSE.
The Board is currently comprised of eight directors who qualify as “independent” as such term is defined by the rules adopted by the U.S. Securities and Exchange Commission ("SEC") and the NYSE listing requirements. To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with us. When assessing the “materiality” of any relationship a director has with us, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or other relationship of a director impairs such director's independence.
The Board has affirmatively determined that each of the directors and nominees for director, with the exception of Thomas Wroe and Martha Sullivan, meet these standards for independence and qualify as independent. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of Messrs. Edgerley, Ward, and Zide, the Board considered their roles as managing partners at Bain Capital, in light of various relationships between us and Bain Capital, including those described below under “Certain Relationships and Related Transactions.” In determining the independence of Mr. Lewis, the Board considered payments made by us to Unitas Capital in connection with the termination of the Advisory Agreement in 2010. Also, in determining the independence of Mr. Campbell, the Board considered his role as CEO and Chairman of Navistar International Corporation, a customer of one of our subsidiaries, from August 2012 until April 2013. The Board found that Mr. Wroe and Ms. Sullivan are not independent because of their respective former or current employment relationships with us.
Executive Sessions
In accordance with our Corporate Governance Guidelines, our Non-Executive Directors meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is Mr. Pond, when these executive sessions take place in connection with Board meetings, and is the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.
Shareholder Communications with the Board of Directors
Any shareholders or other interested parties who have concerns that they wish to make known to our Non-Executive Directors should send any such communication to the Chairman of the Audit Committee in care of the offices of our U.S. operating subsidiary, Sensata Technologies, Inc., at 529 Pleasant Street, Attleboro, Massachusetts 02703. All such communication will be reviewed by the Chairman of the Audit Committee and discussed with the committee, which will determine an appropriate response or course of action. Examples of inappropriate communication include business solicitations, advertising, and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints, or suggestions), or raises grievances that are personal to the person submitting the communication.

Board Committees and Meetings
During fiscal year 2013, the Board of Directors held eight (8) meetings. We have no policy regarding director attendance at our General Meeting.
The Audit, Compensation, and Nominating and Governance committees were formed by the Board in connection with our initial public offering in March 2010. The following table provides current membership information for the Audit, Compensation, and Nominating and Governance committees of the Board of Directors:

Name	Audit	Compensation	Nominating and Governance
Thomas Wroe, Jr.	—	—	—
Lewis Campbell	—	X	X*
Paul Edgerley	—	—	X
Michael J. Jacobson	X	—	—
John Lewis	—	—	—
Charles W. Peffer	X*	—	X
Kirk Pond	X	X*	X
Martha Sullivan	—	—	—
Michael Ward	—	X	—
Stephen Zide	—	—	—

*	Committee Chairperson
Mr. Ward, who has served as a Director of the Company since our initial public offering, and prior to our initial public offering served as a Director of STI since the completion of the 2006 Acquisition, has not been nominated for re-election this year and, accordingly, his service on the Board will terminate at the 2014 General Meeting. The Board has determined to increase its size to eleven directors and has identified two new candidates to add to the Board, Mr. Teich and Mr. Heppelmann. If elected, Mr. Heppelmann will become a director on August 1, 2014.
Below is a description of the Audit, Compensation, and Nominating and Governance committees of the Board of Directors and information regarding committee meetings held in fiscal year 2013. The charter for each of our committees is available on the investor relations page of our website at www.sensata.com. You may contact the Vice President, Investor Relations at (508) 236-3800 for a printed copy of these documents.
Audit Committee
The Audit Committee is currently comprised of three directors: Messrs. Peffer (who serves as Chairman), Jacobson, and Pond, each of whom is an independent director for audit committee purposes according to the rules and regulations of the SEC and the NYSE. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Peffer is an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management, and the Board. The Audit Committee is responsible for (1) recommending the appointment, retention, termination, and compensation of our independent auditors to our shareholders, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our independent auditors and our internal audit function, and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of our auditing firm, (5) discussing our annual audited financial and quarterly statements with management and our independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors, and our independent auditor, (9) reviewing with our independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of our independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. The Audit Committee met four (4) times during fiscal year 2013.

Compensation Committee
The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our equity incentive plans. Until December 2012, we were a “controlled company” within the meaning of the rules of the NYSE and were not required to have a compensation committee comprised solely of independent directors. We ceased to be a "controlled company" in December 2012, and we have complied with the rules of the NYSE applicable to a company that ceases to qualify as a "controlled company." As of December 31, 2013, all of the members of the Compensation Committee are independent directors.
The Compensation Committee is responsible for (1) reviewing compensation policies, plans, and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans, and (6) such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time. The Compensation Committee met three (3) times during fiscal year 2013.
The members of the Compensation Committee are Messrs. Pond (who serves as Chairman), Campbell, and Ward. Mr. Ward is a Managing Director of Bain Capital. The Company and Bain Capital or its affiliates have entered into certain transactions, as disclosed under “Certain Relationships and Related Transactions-,” "-Investor Rights Agreement,” “-Securityholders Agreement” and “-Administrative Services Agreement with Sensata Investment Co.” Mr. Ward has not been nominated to serve on the Board of Directors beginning with the 2014 General Meeting, and a new member of the Compensation Committee will be named by the Board at a future date.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board by identifying individuals qualified to become members of the Board of Directors consistent with criteria set by the Board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size, and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering shareholder nominees for election to the Board, (3) evaluating and recommending candidates for election to the Board, (4) overseeing the performance and self-evaluation process of the Board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes, and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. The Nominating and Governance Committee met four (4) times during fiscal year 2013.
Until December 2012, we were a “controlled company” within the meaning of the rules of the NYSE and were not required to have a nominating and governance committee comprised solely of independent directors. We ceased to be a "controlled company" during December 2012, and we have complied with the rules of the NYSE applicable to a company that ceases to qualify as a "controlled company." The members of the Nominating and Governance Committee are Messrs. Campbell (who serves as Chairman), Edgerley, Pond, and Peffer.
One of the goals of the Nominating and Governance Committee is to assemble a board of directors that offers a variety of perspectives, backgrounds, knowledge, and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements, and the long-term interests of our shareholders.
The Nominating and Governance Committee generally will evaluate each candidate for election to the Board of Directors based on the extent to which the candidate contributes to the range of talent, skill, experience, and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, understanding of our industry and business, diversity, potential conflicts of interest, availability, independence of thought, and overall ability to represent the interests of our shareholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. The Nominating and Governance Committee may engage, for a fee, search firms to identify and assist the Committee with identifying, evaluating, and screening candidates for the Board.
In evaluating candidates for election to the Board of Directors, the Nominating and Governance Committee and the Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances the Board of Director’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.
The Nominating and Governance Committee will consider nominees for election or appointment to the Board that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience, and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating and Governance Committee, Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703 and should not include self-nominations.
Attendance at Board and Committee Meetings
Each of our directors attended more than 75% of the total number of meetings of the Board that such director was eligible to attend and meetings held by all committees of the Board on which such director served during fiscal year 2013.
Family Relationships
There are no family relationships between any of our executive officers or directors.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other third-party entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee or any board committee of any of our subsidiaries. There are, and during fiscal 2013 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.
Report of the Audit Committee of the Board of Directors
In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with our independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by PCAOB Auditing Standard No. 16, "Communications with Audit Committees." In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by Ernst & Young during the fiscal year ended December 31, 2013 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2014.
From the members of the Audit Committee of Sensata Technologies Holding N.V.:
Charles Peffer, Chairman
Michael J. Jacobson
Kirk Pond

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted a statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will then promptly communicate that information to the Audit Committee. No related person transaction will be consummated or will continue without the approval or ratification of the Audit Committee. If advance Audit Committee approval is not feasible, then the related person transaction shall be considered and may be ratified, modified, or terminated as the Audit Committee may determine at its next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.
2006 Acquisition
On April 27, 2006, our indirect, wholly-owned subsidiary, Sensata Technologies B.V., completed the acquisition of the Sensors & Controls business from Texas Instruments Incorporated (the “2006 Acquisition”). In connection with the 2006 Acquisition, we entered into a number of agreements with related persons, including our indirect majority shareholders and members of our senior management. Certain of these agreements were amended and restated in connection with our initial public offering in March 2010. Such agreements are described below.
Investor Rights Agreement
We are party to the Amended and Restated Investor Rights Agreement, dated as of March 8, 2010 (the “Investor Rights Agreement”), with Sensata Investment Company S.C.A. (“Sensata Investment Co.”), our principal shareholder, and Sensata Management Company S.A., the manager of Sensata Investment Co. The material terms of the Investor Rights Agreement are set forth below.
Demand and Piggyback Registration Rights. Bain Capital Partners, LLC and its affiliates (collectively, “Bain Capital”) may initiate an unlimited number of registrations of its securities subject to the agreement pursuant to long-form or, if available, short-form registration. We may not include in any demand registration any securities which are not subject to the agreement without the consent of the holders of a majority of the registrable securities subject to the agreement. Whenever we or Sensata Investment Co. proposes to register any of our or its securities under the Securities Act of 1933, as amended (the “Securities Act”) (other than in an initial public offering, pursuant to a registration of Sensata Investment Co. securities demanded by Bain Capital, or in connection with a registration on Form S-4 or Form S-8) then we or Sensata Investment Co., as the case may be, are obligated to include in such registration all registrable securities with respect to which we or it has received written requests for inclusion therein. If the managing underwriter of a registration advises us that the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering, then we may limit the number of securities that will be included in the registration, pro rata among the respective holders thereof.
Indemnification. We have agreed to indemnify each holder of the securities covered by the Investor Rights Agreement for violations of federal or state securities laws by us or Sensata Investment Co. in connection with any registration statement, prospectus, or preliminary prospectus.
Expenses. We are generally obligated to pay all expenses with respect to any demand or piggyback registration. We will pay the expenses (other than underwriting discounts and commissions) of any such offering pursuant to the terms of the Investor Rights Agreement.
Lock Up Agreement. We, Sensata Investment Co., and each holder of registrable securities, subject to the terms of the Investor Rights Agreement, have agreed under the terms of the Investor Rights Agreement not to effect any public sale or distribution (including sales pursuant to Rule 144) of our or Sensata Investment Co.’s equity securities, as the case may be, or any securities, options or rights convertible into, or exchangeable or exercisable for, such securities, during (a) the seven days prior to and the 90-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration in which registrable securities are included, and (b) upon notice from us of the commencement of an underwritten distribution in connection with any shelf registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution, in each case except as part of such underwritten registration, and in each case unless the underwriters managing the registered public offering otherwise agree.

Securityholders Agreement
We are party to the Amended and Restated Securityholders Agreement, dated as of March 8, 2010 (the “Securityholders Agreement”), with Sensata Investment Co., Sensata Management Company S.A., investment funds associated with Bain Capital (the “Bain Capital Funds”), and investment funds managed by Unitas Capital Ltd. (the “Unitas Funds”). The material terms of the Securityholders Agreement are set forth below. The Bain Capital Funds and the Unitas Funds are collectively referred to as the “Sponsors.”
Tag Along Rights. If the Bain Capital Funds propose to transfer any of their securities, each of the Unitas Funds will have the right, but not the obligation, to participate in such transfer subject to the terms and conditions set forth in the Securityholders Agreement. Any Unitas Fund electing to participate in a transfer has the right to participate at the same price and on the same terms as the Bain Capital Fund proposing to transfer its securities. The Unitas Funds will be entitled to sell a number of each class of securities being transferred equal to such holder’s pro rata share of such class of securities.
Piggyback Registration Rights. Whenever Sensata Investment Co. proposes to register any of its securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration. The Unitas Funds electing to participate in a registration will be entitled to include in such registration, at the same price and on equal terms as the Bain Capital Funds, a number of each class of securities being offered equal to such holder’s pro rata share of the securities of such class as are proposed to be included by the Bain Capital Funds in the registration. The number of securities that the Bain Capital Funds and the Unitas Funds may include in the registration may be restricted if the managing underwriter advises Sensata Investment Co. that, in its opinion, the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering.
In addition, if at any time Sensata Investment Co. distributes our securities to the shareholders of Sensata Investment Co. (whether in liquidation, dividend or otherwise), and we propose to register any securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration on terms similar to those described in the preceding paragraph.
Drag Along Rights. If the Bain Capital Funds request an “approved sale” (as defined in the Securityholders Agreement), each of the Unitas Funds is obligated to vote for and consent to such sale. If the approved sale is a merger or consolidation, each of the Unitas Funds will waive any dissenter’s rights, appraisal rights, or similar rights. If the approved sale is a stock transfer, each of the Unitas Funds will agree to sell its pro rata shares of each class of securities to be sold in such transfer at the same price and on the same terms and conditions as the Bain Capital Funds. Upon the receipt by the Unitas Funds of their proportional share of the purchase price, the Unitas Funds’ voting rights, rights to distributions, and all other rights granted as securityholders will terminate.
Transfer Restrictions. The Unitas Funds may not transfer any of their securities covered by the Securityholders Agreement other than in connection with their participation in a sale by the Bain Capital Funds, an approved sale, a public sale, or an exempt transfer. In addition, the Unitas Funds have agreed under the terms of the Securityholders Agreement not to effect any transfer of any of their securities or any other of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during (i) the seven days prior to and the 180-day period beginning on the effective date of an initial public offering and (ii) the seven days prior to and the 90-day period beginning on the effective date of any other public offering, except as part of any such offering or unless the underwriters managing the registration of any such offering otherwise agree. This agreement, however, is conditioned on the Unitas Funds not being subject to a longer lock-up agreement than the Bain Capital Funds.
First Amended and Restated Management Securityholders Addendum for the Company Securities Plan
All of the ordinary shares of the Company granted to members of our management, including our executive officers, under the 2006 Securities Purchase Plan (the “2006 Purchase Plan”), are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Securities Plan (the “Company Securities Plan Addendum”).
Transfer Restrictions. Management securityholders may not transfer their securities except as follows:

•	Transfers to certain permitted transferees, including family members;

•	Transfers made in connection with drag along rights or tag along rights;

•	Transfers made in connection with the termination of such holder’s employment and the exercise of our option under the 2006 Purchase Plan or any award agreement; and

•
Transfers in any public offering in connection with such holder’s registration rights or, after an initial public offering, a transfer pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business.

The transfer restrictions terminate upon a change in control of our voting shares or a sale of all or substantially all of our assets.

“Tag Along” Rights. If Sensata Investment Co. sells the ordinary shares it holds of the Company, except a sale in a public offering or certain sales with affiliates, the management securityholders have the right to participate in the sale on the same terms and conditions as Sensata Investment Co., subject to certain conditions. Each management securityholder participating in the sale will be entitled to receive the same consideration as Sensata Investment Co., except in limited circumstances where the consideration includes securities, in which case the management securityholders may be entitled to have us purchase his/her securities for cash. If the Sponsors sell more than 50% of the total voting power or economic interest of Sensata Investment Co., except a sale in a public offering or any sale between the Sponsors and their affiliates, the management securityholders have the right participate in the sale on substantially the same terms as they would if the sale instead involved the ordinary shares of the Company.
“Drag Along” Rights. If the Board of Directors approves a change in control or a sale of substantially all of our assets, the management securityholders agree, if and to the extent requested by the Board, to sell their securities on the terms and conditions of the sale. Each management securityholder must receive the same form and amount of consideration per share as received by the Bain Capital Funds and the Unitas Funds. However, in certain limited circumstances where the consideration includes securities, management securityholders may be entitled to have us, the Bain Capital Funds, or the Unitas Funds, as the case may be, purchase their securities for cash. These drag along rights will terminate upon a change in control of the Company or a sale of all or substantially all of our assets.
Each management securityholder participating in a tag along or drag along sale will bear its pro rata share of costs to the extent such costs are incurred for the benefit of all holders of securities and are not otherwise paid by us or the acquiring party. However, any costs incurred by a management securityholder solely for his/her own benefit will be borne by such management securityholder.
Registration Rights. If we propose to conduct an underwritten registration of any of our securities under the Securities Act (other than in an initial public offering or in connection with registration on Form S-4 or Form S-8) and we are including in such registration any of our securities held by Sensata Investment Co. or the Sponsors and the registration form to be used may be used for the registration of the management securities, we will include upon the request of the management securityholders any securities of such holders. In any underwritten registration, if the managing underwriter advises us that in its opinion the number of securities being registered exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then we may restrict the number of management securities that will be included in the registration.
We will pay all registration expenses, whether or not any registration becomes effective. Additionally, we will pay for one counsel for the management securityholders in connection with the registration rights whether or not any registration becomes effective.
First Amended and Restated Management Securityholders Addendum for the Company Option Plan
All of the options granted to members of our management, including our executive officers, under the 2006 Management Option Plan (the “2006 Option Plan”) are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Option Plan (the “Company Option Plan Addendum”). The terms and conditions of the Company Option Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•	The management securityholders’ rights and obligations under the Company Option Plan Addendum become effective only to the extent such holder’s options are exercised; and

•	In connection with any drag along sale, each management securityholder will have the opportunity to exercise vested options prior to or in connection with the sale.
First Amended and Restated Management Securityholders Addendum for the Sensata Investment Co. Securities Plan
All of the securities granted to members of our management, including our executive officers, under the Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Plan are subject to the First Amended and Restated Management Securityholders Addendum (the “Sensata Investment Co. Plan Addendum”). The terms and conditions of the Sensata Investment Co. Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•
The management securityholders’ rights and obligations under the Sensata Investment Co. Plan Addendum are made with respect to the ordinary shares of Sensata Investment Co. and not us, and also include Sensata Investment Co.’s preferred equity certificates and convertible preferred equity certificates; and

•
The provisions found in the Company Securities Plan Addendum relating to the tag along rights granted in connection with a sale of Sensata Investment Co. do not apply to the Sensata Investment Co. Plan Addendum.

Administrative Services Agreement with Sensata Investment Co.
In March 2009, we and our principal shareholder, Sensata Investment Co., entered into the Administrative Services Agreement for services relating to the review of our financial statements and other administrative matters. The Administrative Services Agreement was entered into with retroactive effectiveness from January 1, 2008. Under this agreement, we paid Sensata Investment Co. quarterly for its services, at rates equal to the actual cost incurred by Sensata Investment Co., with such rates reviewed from time to time by us and Sensata Investment Co. On May 10, 2013, the Administrative Services Agreement was terminated upon mutual agreement between us and Sensata Investment Co. We did not pay any amount under this agreement during fiscal year 2013.
Directors and Officers
Paul Edgerley, Michael Ward and Stephen Zide, each a Managing Director of Bain Capital, are members of the Board of Directors. For a description of Bain Capital’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnotes (1) and (2) to the table under the heading “Security Ownership of Certain Beneficial Owners and Management.” John Lewis, a Partner of Unitas Capital Ltd., is also a member of the Board of Directors. For a description of Unitas Capital Ltd.’s beneficial ownership of the ordinary shares held by Sensata Investment Co., see footnote (3) to the table under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Other Related Person Transactions
We repurchased 4.5 million ordinary shares from Sensata Investment Co. concurrently with the closing of our December 2013 secondary offering. The share repurchase was effected in a private, non-underwritten transaction at a price per ordinary share of $38.25, which was equal to the price paid by the underwriters.
One of our indirect, wholly-owned subsidiaries, Sensata Technologies, Inc., received payments from Navistar International Corporation (“Navistar”) from January 1, 2012 through December 31, 2013 for the sale of products pursuant to purchase orders of $17.6 million. From August 2012 until April 2013, Lewis Campbell, a Director of the Company since the 2012 Annual General Meeting of Shareholders, served as Chairman and Chief Executive Officer of Navistar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 2, 2014, certain information regarding the ownership of the ordinary shares of the Company by (1) each person known to us to beneficially own 5% or more of the ordinary shares of the Company; (2) each of the Named Executive Officers and directors as of December 31, 2013; and (3) all of our executive officers and directors as a group.
The percentage of shares beneficially owned is based upon 178,562,449 legally issued ordinary shares according to Dutch law as of April 2, 2014, which includes 6,230,857 legally issued shares that we have repurchased but that have not been legally retired, 48,835 legally issued shares that are subject to forfeiture until such shares have vested, and 76,780 legally issued shares that have been forfeited but not yet legally retired and in each case are not considered outstanding for accounting purposes.
Beneficial ownership is determined in accordance with the applicable rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days, and restricted securities that vest within 60 days, are deemed to be outstanding and beneficially owned by the person holding these options or securities for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Certain of the Named Executive Officers own shares of our principal shareholder, Sensata Investment Co. We have not included in the following table the number of our ordinary shares that such Named Executive Officers may be deemed to indirectly own as a result of owning such shares of Sensata Investment Co. because none of these Named Executive Officers exercise voting or investment power with respect to these shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, subject to applicable community property laws.
The address for Sensata Investment Co. is Socíeté en Commandite par Actions 9A Parc d’, Activité, Syrdall, L-5365 Munsbach, Luxembourg. The address for Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206-4805.

Name	Ordinary Shares Beneficially Owned	Percentage of Outstanding Shares
5% Beneficial Owners
Sensata Investment Company S.C.A.(1)(2)(3)	30,550,632	17%
Janus Capital Management LLC(4)	13,637,828	8%
Directors and Named Executive Officers:
Thomas Wroe(5)	1,104,675	*
Martha Sullivan(6)	908,073	*
Steven Beringhause(7)	107,607	*
Martin Carter(8)	105,351	*
Jeffrey Cote(9)	282,163	*
Christine Creighton(10)	21,738	*
Lewis Campbell (11)	24,600	*
Paul Edgerley(12)	30,599,932	17%
Michael Jacobson(13)	90,300	*
John Lewis(3)(13)	49,300	*
Charles Peffer(14)	36,300	*
Kirk Pond(15)	37,800	*
Michael Ward(12)	30,599,932	17%
Stephen Zide(12)	30,599,932	17%
All directors and executive officers as a group (15 persons)	33,624,819	19%

*	Less than 1%

(1)
Sensata Investment Company S.C.A., or “Sensata Investment Co.,” an entity organized in Luxembourg, is controlled by its manager, Sensata Management Company S.A. In such capacity, Sensata Management Company S.A., through its Board of Directors acting by a majority vote, exercises voting and dispositive power with respect to the ordinary shares owned by Sensata Investment Co. The board of directors of Sensata Management Company S.A. is currently comprised of Ms. Ailbhe Jennings and Messrs. Sean Doherty and Paul Edgerley. Messrs. Doherty and Edgerley are each a Managing Director of Bain Capital. All of the outstanding capital stock of Sensata Management Company S.A. is owned by Bain Capital Fund VIII, L.P. and Bain

Capital Fund VIII-E, L.P. and, in that capacity, these funds have the power to appoint the directors of Sensata Management Company S.A.

(2)
Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G,” and together with Fund VIII, Coinvestment VIII, Fund VIII-E, Fund IX, Coinvestment IX, BCIP III, BCIP Trust III, BCIP III-B, and BCIP Trust III-B, collectively, the "Bain Capital Funds") together hold approximately 80.6% of the equity interests of Sensata Investment Co. Bain Capital Investors, LLC ("BCI") is the Managing General Partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the General Partner of Bain Capital Partners VIII, L.P., which is the General Partner of Fund VIII and Coinvestment VIII, Bain Capital Partners VIII-E, which is General Partner of Fund VIII-E, and Bain Capital Partners IX, L.P., which is the General Partner of Fund IX and Coinvestment IX. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by Sensata Investment Co. The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Funds is directed by BCI's Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul Edgerley, Stephen Pagliuca, Michel Plantevin, Dwight Poler, Jonathan Zhu and Stephen Zide. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held indirectly by the Bain Capital Funds through their respective equity interests in Sensata Investment Co. Each of the members of GPEB expressly disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Funds has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(3)
Asia Opportunity Fund II, L.P. (“Asia Fund II”) and AOF II Employee Co-invest Fund, L.P. (“AOF II”) hold 10.0% and 0.1%, respectively, of the equity interests of Sensata Investment Co. Unitas Capital Equity Partners II, L.P. is the general partner of Asia Fund II and AOF II. Unitas Capital Ltd. is the fund manager to Asia Fund II and AOF II. Mr. Lewis is a Partner of Unitas Capital, and he disclaims the beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares.

(4)
Beneficial ownership is based upon information derived from a Securities and Exchange Commission filing made by such person on Schedule 13G on February 14, 2014. Beneficial ownership includes 13,634,628 ordinary shares as to which such person has sole voting power and sole dispositive power, and 3,200 ordinary shares as to which such person has shared voting power and shared dispositive power.

(5)
Includes 1,024,390 options exercisable for ordinary shares, of which 106,409 options are held in a family trust established for the benefit of Mr. Wroe’s children, and 20,000 ordinary shares held in a family trust established for the benefit of Mr. Wroe’s children. Of the options exercisable for ordinary shares, 14,500 are included as they will become exercisable within 60 days of April 2, 2014. Does not include: 19,900 ordinary shares indirectly owned, based on such trust’s direct ownership of 33,161 ordinary shares, or 0.07%, of Sensata Investment Co.

(6)
Includes 867,932 options exercisable for ordinary shares, of which 61,200 are included as they will become exercisable within 60 days of April 2, 2014. Does not include: 7,135 ordinary shares indirectly owned, based on such person’s direct ownership of 11,889 ordinary shares, or 0.02%, of Sensata Investment Co.

(7)	Includes 81,825 options exercisable for ordinary shares, of which 13,225 are included as they will become exercisable within 60 days of April 2, 2014.

(8)	Includes 99,326 options exercisable for ordinary shares, of which 14,025 are included as they will become exercisable within 60 days of April 2, 2014.

(9)	Includes 252,025 options exercisable for ordinary shares, of which 24,775 are included as they will become exercisable within 60 days of April 2, 2014.

(10)
Includes 17,350 options exercisable for ordinary shares, of which 4,125 are included as they will become exercisable within 60 days of April 2, 2014. Also includes 3,168 restricted securities, as they will vest within 60 days of April 2, 2014.

(11)	Includes 24,600 options exercisable for ordinary shares, of which 11,700 are included as they will become exercisable within 60 days of April 2, 2014.

(12)
Includes 49,300 options exercisable for ordinary shares, of which 11,700 are included as they will become exercisable within 60 days of April 2, 2014. Messrs. Edgerley and Zide are each a Managing Director of BCI and member of GPEB. Mr. Ward is a Managing Director of BCI. As a result, and by virtue of the relationships described in footnotes (1) and (2) above, Messrs. Edgerley, Zide, and Ward may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital Funds. Each of these persons disclaims beneficial ownership of the shares that may be deemed to be owned by the Bain Capital Funds except to the extent of his pecuniary interest therein.

(13)	Includes 49,300 options exercisable for ordinary shares, of which 11,700 are included as they will become exercisable within 60 days of April 2, 2014.

(14)	Includes 34,300 options exercisable for ordinary shares, of which 11,700 are included as they will become exercisable within 60 days of April 2, 2014.

(15)	Includes 35,800 options exercisable for ordinary shares, of which 11,700 are included as they will become exercisable within 60 days of April 2, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2013. Our officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.
With the exception that one Form 4 was filed one business day late for each of Mr. Carter and Ms. Creighton due to administrative error, to our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION
The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis section provides an overview of our executive compensation philosophy and how and why the Compensation Committee arrives at specific compensation decisions and policies. In addition, the Compensation Committee's written charter is available on our website (www.sensata.com).
This Compensation Discussion and Analysis section describes the material elements of our compensation programs for the executive officers listed in the Summary Compensation Table (collectively, the “Named Executive Officers”). Our Named Executive Officers for 2013 were the following:

•	Martha Sullivan, President & Chief Executive Officer

•	Jeffrey Cote, Chief Operating Officer and Interim Chief Financial Officer

•	Steven Beringhause, Senior Vice President, Sensors

•	Martin Carter, Senior Vice President, Controls

•	Christine Creighton, Chief Accounting Officer

•	Robert Hureau, Former Chief Financial Officer
Our compensation program is structured to pay for performance and deliver rewards that encourage executives to think and act in both the short- and long-term interests of our shareholders. The majority of total compensation for our executives each year comes in the form of variable cash and equity compensation. Variable cash is tied to our short-term performance, and the value of equity is tied to our long-term performance. We believe our compensation program holds our executive officers accountable for our financial and competitive performance.
2011 Say on Pay Vote
Additionally, in 2011, we submitted our executive compensation program to an advisory vote of our shareholders and it received an overwhelming level of support at 99.8% of the votes cast. We pay careful attention to any feedback we receive from our shareholders about our executive compensation program, including the "say on pay" vote. Based on the high level of support obtained in 2011, the Compensation Committee did not deem it necessary to implement any material changes to the program.
The Compensation Committee will continue to consider and monitor shareholder feedback in its subsequent executive compensation decision making. In addition, the Board of Directors recommended to our shareholders to approve holding an annual vote on "say on pay". We believe this a best practice and is responsive to our investors.
Executive Summary
Business Results
We had many significant accomplishments during 2013. Despite a shrinking market for light vehicles in Europe, our Net Revenue grew 3.5% in 2013 to a record $1.98 billion. In addition, we reached agreement on two acquisitions, which are expected to contribute to growth for the business.

The core of our executive compensation philosophy is pay for performance. Key accomplishments for 2013 include:

ADJUSTED NET INCOME PER DILUTED SHARE
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
% OF NET REVENUE
25.7% 4–YEAR CAGR
$0.86
$1.96
$2.15
11%
19%
19%
2009
2012
2013
ANI per share
ANI % to Revenue

Grew Net Revenue to a record $1.98 billion in 2013

•	Record Net Revenue in 2013 of $1.98 billion, up from $1.91 billion in 2012

•	Delivered record Adjusted Net Income (as defined in "2013 Compensation Decisions - Short Term Incentive Awards") of $385 million, representing growth of 7.9% over $357 million in 2012

•	Closed new business with an expected $340 million in future annual revenue during 2013, up from $300 million in 2012

•	Agreed to acquire Wabash Technologies, which closed in early January 2014, expanding our scale in speed and position sensors

•	Increased research, development, and engineering growth investments to 6.1% of Net Revenue, from 5.7% in 2012, to fund our future growth and to bring recent business wins to market

Grew Adjusted EPS (Earnings Per Share) nearly 3 times faster than Net Revenue during 2013

•	Achieved Adjusted EPS (as defined in "2013 Compensation Decisions - Short Term Incentive Awards") of $2.15 in 2013, an increase 9.7% from $1.96 in 2012

•	Invested $83 million, or 4.2% of Net Revenue, during 2013 to expand manufacturing capacity and enable the growth of the business

•	Completed the integration efforts related to previously-acquired MSP and Sensor-NITE businesses, which benefited margins and expanded the scope of our sensor product offerings

2013 Capital Market Achievements

•	Increased liquidity in Sensata Technologies ("ST") share trading with 3 successful secondary offerings

•	Provided total shareholder returns of over 19% during the course of 2013, 115% since our IPO in March 2010

•	Fixed a portion of our debt and extended its maturity, pricing a $500 million 4.875% 10.5-year bond in April 2013

•	Utilized $305 million in cash to buy back 8.6 million of our ordinary shares

Awards Granted to Sensata in 2013

•	Airbus Electrics Supplier Operational Excellence Award for outstanding quality, delivery and service

•	General Motors (GM) Supplier Quality Excellence Award 2013, Sensata Changzhou

•	Boeing honored Sensata for "Performance Excellence"

•	Caterpillar Supplier Quality Excellence Process Recertification, Bronze level, Sensata Aguascalientes

•	Sensata Technologies listed #7 in The Boston Globe's 2013 list of Top 100 Best-Performing Companies
2013 Compensation Decisions
The Compensation Committee reviews our executive compensation policies and procedures on an ongoing basis. In determining whether to make changes to these policies and procedures, the Compensation Committee considers our financial and operational performance, competitive market trends, strategic goals and growth objectives, and the views of shareholders. The following summarizes the Compensation Committee’s compensation decisions in 2013 in light of these factors and the accomplishments highlighted above:

•
Base Salary. The Compensation Committee reviewed competitive market pay practices to determine whether base salary increases were advisable. After considering this information, along with our pay for performance philosophy and the contributions and expected contributions of each Named Executive Officer, the Compensation Committee decided to increase the base salary for each Named Executive Officer, with the exception of Ms. Sullivan, who received a base salary adjustment in 2012 as part of her planned succession and promotion to President & Chief Executive Officer. The base salaries for the Named Executive Officers were increased in April 2013 an average of 4%, primarily to align individuals more closely to market, and recognize contributions to our results.

•
Short-Term Incentive Awards. The overall funding of our short-term incentive awards is determined based on the achievement of Adjusted EPS growth targets and an assessment of the Named Executive Officer’s individual performance, subject to a cap of 240%. We define Adjusted EPS as Adjusted Net Income per diluted share. We define Adjusted Net Income as net income before certain restructuring and special charges, costs associated with financing and other transactions, deferred loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, net, depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets, amortization of inventory step-up to fair value, deferred income tax and other tax expense/(benefit), amortization of deferred financing costs, and other costs.

Based on our performance in 2013, the Compensation Committee funded the 2013 Annual Short-Term Incentive Plan at 70% of the Named Executive Officers’ target awards. Based on our performance against Adjusted EPS growth and individual accomplishments of the Named Executive Officers (see "Components of Compensation-Annual Incentive Bonus"), short-term incentive awards were granted to the Named Executive Officers at, on average, 99% of their target awards.

•
Equity Compensation. The Compensation Committee believes that equity compensation is a significant retention tool for us to retain our executive officers and other key employees. The executive equity compensation is comprised entirely of performance based compensation; therefore, to evaluate the effectiveness of the plan for retention purposes, the Compensation Committee reviews the amount of equity securities of the Company, including vested and unvested stock options and restricted securities, held by each of the Named Executive Officers. In support of our pay for performance philosophy, we granted a mix of stock options and performance-contingent restricted securities in 2013 to certain executives, including the Named Executive Officers. In 2013, for the purpose of aligning our internally measured long-term performance goals with those of our shareholders, the Compensation Committee changed the Performance Restricted Stock Unit (PRSU) performance metric from Adjusted Net Income to Adjusted EPS growth. The Compensation Committee has also determined that the performance target for the 2011-2013 PRSU was not achieved, and therefore will not vest in 2014.

Good Governance Practices
Additional highlights of our executive compensation policies are as follows:

•	Tax gross-ups are not provided to our executive officers, including the Named Executive Officers, for personal expenses or in the event of a change in control.

•
The Compensation Committee has retained an independent compensation consultant. The consultant is not permitted to provide any other services to the Company unless pre-approved by the Compensation Committee.

•
The Compensation Committee oversees and evaluates the design and implementation of the incentives and risks associated with our compensation policies and practices. This oversight and evaluation is completed with the assistance of human resources management.

•	We offer limited perquisites to Named Executive Officers.

•
The Compensation Committee has adopted a policy that each Named Executive Officer at December 31, 2013 hold stock options, restricted securities, or other equity of the Company in an amount equal in value to at least a defined multiple of his or her base salary as follows: Ms. Sullivan, 4x salary; Mr. Cote, 3x salary; and Messrs. Beringhause and Carter, and Ms. Creighton, 2x salary.

•
For 2013, the short-term incentive opportunities for all of the Named Executive Officers were based on Adjusted EPS growth for the year. For long-term incentive awards we utilize non-qualified stock options and PRSU awards, which are based on Adjusted EPS.

Executive Compensation Philosophy and Objectives
Our philosophy in establishing compensation policies for the Named Executive Officers is to align compensation with our strategic goals and our growth objectives, while concurrently providing competitive compensation that enables us to attract and retain highly qualified executives.
The primary objectives of our compensation policies for the Named Executive Officers are to:

•	attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and by rewarding outstanding personal performance;

•	promote and reward the achievement of our long-term value creation objectives;

•	promote and reward the achievement of short-term objectives; and

•	align the interests of the Named Executive Officers with those of the Company by making long-term incentive compensation dependent upon our financial performance.
Executive compensation is based on our pay-for-performance philosophy, which emphasizes company and individual performance measures that correlate closely with the achievement of both short- and long-term performance objectives. To motivate the Named Executive Officers, we focus primarily on equity compensation that is tied directly to long-term value creation goals, such as targeting double digit annual revenue growth including organic and acquired revenue. Additionally, we provide competitive cash compensation rewards to the Named Executive Officers that focus on the achievement of short-term objectives.
By design, our base salaries are generally below market, offset by the longer term potential value of the equity compensation and the short-term opportunity for annual incentive bonuses.
For years in which we perform well, the Named Executive Officers can earn additional compensation under our performance-based annual bonus plan, such that the officers’ total annual cash compensation meets or exceeds the median annual cash compensation paid by comparable companies. See “Components of Compensation-Cash Compensation” below for additional information. We believe putting a balanced portion of our executives’ total cash compensation at risk encourages our executives to strive to meet the overall performance goals of the Company as well as their individual performance goals.
Role and Function of the Compensation Committee
The Compensation Committee is comprised of three members of the Board of Directors: Kirk Pond, Michael Ward, and Lewis Campbell. The Compensation Committee is responsible for reviewing and approving each element of the compensation for the Named Executive Officers. The Compensation Committee also reviews the Company’s overall compensation philosophy and objectives on an annual basis. The Compensation Committee is also involved with risk review of the compensation programs, and has concluded that none of the programs incentivize executives or employees to take actions that would result in a material adverse impact on the Company.
The Compensation Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has retained Pearl Meyer & Partners as its independent consultant (the “Consultant” or "Pearl Meyer"). The Consultant advises the Compensation Committee on all matters related to the compensation of the Named Executive Officers and assists the Compensation Committee in interpreting data provided by us, as well as additional data provided by the Consultant. During 2013, the Consultant prepared materials for all Compensation

Committee meetings and participated in all of the meetings. The Compensation Committee holds an executive session with the Consultant during each meeting at which the Consultant is present. No members of management are present at the executive sessions.
The Compensation Committee considered the independence of Pearl Meyer in light of new SEC rules and NYSE listing standards. Specifically, the Compensation Committee considered the following factors: (i) other services provided to us by Pearl Meyer; (ii) fees paid by us as a percentage of Pearl Meyer's total revenue; (iii) policies or procedures maintained by Pearl Meyer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultant(s) from Pearl Meyer involved in the engagement and a member of the Compensation Committee; (v) any Company stock owned by the individual consultant(s) of Pearl Meyer involved in the engagement; and (vi) any business or personal relationships between our executive officers and Pearl Meyer or the individual consultant(s) involved in the engagement. The Compensation Committee concluded that Pearl Meyer's work for the Compensation Committee is independent and does not raise a conflict of interest.
The Compensation Committee makes an independent determination on all matters related to the compensation of the Named Executive Officers. In making its determinations, the Compensation Committee may seek the views of the Chief Executive Officer on whether the existing compensation policies and practices continue to support our business objectives, appropriate performance goals, the Company’s performance, and the contributions of the other Named Executive Officers to that performance.
The Compensation Committee may also consult with the Chief Human Resources Officer or other members of our Human Resources staff on matters related to the design, administration, and operation of our compensation programs. The Compensation Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefits matters to the Chief Human Resources Officer, who reports directly to the Compensation Committee regarding the actions she has taken under this delegation.
Role of Officers in Determining Compensation
The Chief Executive Officer, Chief Human Resources Officer, and Vice President, Total Rewards provide analysis and recommendations on compensation issues and attend meetings of the Compensation Committee, as requested by the Compensation Committee. The Compensation Committee also meets in executive session without any executive officers present. All decisions related to the compensation of the Named Executive Officers are ultimately made by the Compensation Committee.
Compensation Benchmarking and Survey Data
As part of establishing the total compensation packages for the Named Executive Officers for 2013, the Compensation Committee reviewed compensation packages for executive officers holding comparable positions, based on similarity of job content, at comparable companies. In October 2012, the Consultant recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	industry similarity;

•	companies with revenues approximately one-half to two times our annual revenues at the time the analysis was conducted (generally between $950 million and $3.9 billion); and

•	companies with market capitalization approximately one-half to two times our market capitalization at the time the analysis was conducted (generally between $2.4 billion and $9.5 billion).

For the analysis of the 2013 compensation packages for the Named Executive Officers, the peer group was approved by the Compensation Committee in January 2013. To increase the size of the peer group, four new companies were added in addition to the thirteen companies included last year. The 2013 peer group consisted of the following companies:

AMETEK, Inc.	KEMET Corporation
Amphenol Corporation	Molex Incorporated
Analog Devices, Inc.	Moog Inc.
Atmel Corporation	Regal Beloit Corporation
AVX Corporation	Roper Industries, Inc.*
Curtiss-Wright Corporation*	Stoneridge, Inc.*
Fairchild Semiconductor International, Inc.	Vishay Intertechnology, Inc.
Freescale Semiconductor, Ltd.*	Woodward, Inc.
FLIR Systems, Inc.
*New to peer group
The Compensation Committee utilizes the peer group to provide context for its compensation decision making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, the Consultant prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of the Named Executive Officers to the comparable company market data utilizing publicly available data from the peer group and broad survey data (reflecting companies of similar size in the high technology industry). The Compensation Committee uses the survey data in conjunction with peer group data in evaluating compensation practices. Each of the elements of compensation is reviewed as part of this analysis and evaluation.
The survey data includes the following sources:

•
the Benchmark and Executive Surveys Overall Practices Report published by Radford, an AON Company, which reviews executive compensation of approximately 700 participating companies, primarily within the technology industry, covering base salary, incentives, stock and total cash/total direct compensation; and

•
the Towers Perrin Compensation Data Bank (CDB) Executive Compensation Database, which reviews executive compensation of approximately 800 participating companies and focuses on total direct compensation, comprises salary, bonus, and long-term incentives.

Components of Compensation
Compensation for the Named Executive Officers consists of cash compensation and equity compensation, each as discussed below.
Cash Compensation
The Named Executive Officers receive annual cash compensation in the form of base salary, annual incentive bonuses, and discretionary bonuses, which collectively constitute the executive’s total annual cash compensation. The levels of total annual cash compensation are established by the Compensation Committee annually under a program intended to maintain parity with the competitive market for executives in comparable positions, while also reflecting individual executive performance, contributions, expertise, and role criticality. Total annual cash compensation for each position is targeted at the market median value for that position as measured by the annual benchmark review described above, but may vary based on individual executive performance, experience, and contributions.
We strive to maintain base salaries, which are the fixed component of annual cash compensation, below market median value, thereby putting a larger portion of the executive’s total annual cash compensation at risk. The annual incentive bonus is targeted at a level that, when combined with base salaries, yields total annual cash compensation that approximates market median value when the Company, operating units and individuals meet performance goals. Accordingly, when our financial performance exceeds our applicable annual targets, and individual performance contributes to meeting our objectives, total annual cash compensation for a position generally will exceed the position’s market median value. Conversely, when our financial performance does not meet targets, and/or individual performance does not have a favorable impact on our objectives, total annual cash compensation generally will be below market levels. In addition, the Compensation Committee may grant a discretionary bonus to reward extraordinary individual or Company performance during the fiscal year.
Base Salary: Base salary for each Named Executive Officer is established based on that executive’s scope of responsibilities, taking into account competitive market compensation paid by other companies to executives in similar positions. We believe that executive base salaries should generally be targeted around 90% of the market median of salaries paid to executives with responsibilities and in similar positions with comparable companies, as measured by the annual benchmarking study described above. In 2013, as set forth in the table below and in keeping with our strategy, we generally paid base salaries to the Named Executive Officers below the median level of salaries for executives in similar positions in comparable companies.

Name	Percentage of Market Median(1)
Martha Sullivan	87%
Jeffrey Cote	111%
Steven Beringhause	86%
Martin Carter	89%
Christine Creighton	101%
Robert Hureau	97%

(1)	Based on each Named Executive Officer’s 2013 base salary.
Base salaries are reviewed by the Compensation Committee annually. Annual adjustments to an executive’s base salary take into account:

•	individual performance (based on achievement of pre-determined goals and objectives);

•	market position of the individual’s current base salary versus 90% of the market median;

•	our historical pay practices with respect to that position or executive;

•	our ability to pay increases; and

•	internal equity.
The table below sets forth the base salary increases given in 2013, expressed as a percentage compared to each executive’s 2012 base salary.

Name	Base Salary Increase
Martha Sullivan	0%
Jeffrey Cote	4%
Steven Beringhause	5%
Martin Carter	8%
Christine Creighton	4%
Robert Hureau	5%
In 2013 Ms. Sullivan did not receive a salary increase. Ms. Sullivan's base salary had been adjusted in 2012 as part of her planned succession and promotion to President & Chief Executive Officer. Mr. Cote and Ms. Creighton's base salary increases were based on individual contributions and achievements. Mr. Carter and Mr. Beringhause’s base salary increases were based on their individual contributions and achievements, along with a market adjustment, bringing their current salaries closer to 90% of base salary market median.
Annual Incentive Bonus: The executive annual incentive bonus program funding is tied directly to our annual Adjusted EPS growth goal. If we meet our Adjusted EPS growth goal, then we pay out 100% of the pre-determined bonus pool. If we exceed our Adjusted EPS growth goal, then we pay out more than 100% of the pre-determined bonus pool, and if we fall short of our Adjusted EPS growth goal, we pay out less than 100% of the pre-determined bonus pool.
The payout percentages relative to our performance scale are determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee at the beginning of each year. The performance target for the Chief Executive Officer is set by the Compensation Committee based on the previously described annual benchmarking study. The amount of the annual incentive bonus to be paid to the Chief Executive Officer is determined by the Compensation Committee based on achievement of our Adjusted EPS growth goal.
For 2013, the Compensation Committee set the Adjusted EPS target at $2.20 (or 12.2% growth), and the total executive bonus pool was $4.72 million. The table below sets forth the percentage of the total bonus pool payable to our executive officers, including the Named Executive Officers, based upon the relative achievement of the Adjusted EPS growth target.

Percentage of Adjusted EPS Growth Target Achieved	Percentage of Target Cash Bonus
<5.1%	—
5.1%	25%
7.1%	35%
9.2%	45%
9.7%	70%
12.2%	100%
14.3%	127%
19.9%	200%
As reflected in the table above, the actual cash bonus for our executive officers, including the Named Executive Officers, could have been less than or greater than their target cash bonuses, depending on our performance relative to the pre-determined Adjusted EPS growth target of $2.20 (or 12.2%). The amount of the bonus pool payable to each of our executive officers, including the Named Executive Officers, is determined based on the achievement of the Adjusted EPS growth target and individual accomplishments. For 2013, based on the Company’s achievement of an Adjusted EPS of $2.15 (or 9.7%), the annual incentive bonus paid to our executive officers, including the Named Executive Officers, was equal to $3.82 million, or 81% of the target bonus pool. The Named Executive Officers were paid, in aggregate, $1.77 million of the total bonus pool. Overall when considering achievement of the Adjusted EPS growth goal and individual accomplishments the pool is subject to a cap of 240%.
In addition, the Compensation Committee has discretion to increase or decrease the amount of the bonus pool based on our financial and stock price performance versus our competitors. For 2013, the Compensation Committee did not exercise this discretion.
Summarized below are the individual contributions during 2013 that were considered in determining the amount of bonus payable to each Named Executive Officer.

Martha Sullivan

•	grew 2013 Net Revenue to a record $1.98 billion;

•	delivered record Adjusted EBITDA for 2013 of $550 million or 28% of Net Revenue;

•
continued the maturation and development of our executive team with new additions, specifically the Chief Human Resources Officer and Chief Financial Officer (appointed Chief Financial Officer in February 2014); and

•	executed on strategic acquisitions (e.g. Wabash Technologies which closed in January 2014).

Jeffrey Cote

•	continued oversight and leadership of both operational and financial performance as Chief Operating Officer and interim Chief Financial Officer;

•	delivered Adjusted EPS of $2.15, an increase of 9.7% over 2012;

•	continued leadership on deployment of capital with two acquisitions and stock buyback;

•	improved trading liquidity and continued the migration of ownership with three secondary offerings of ordinary shares; and

•	provided oversight on critical leadership development and training and development programs.

Steven Beringhause

•	delivered a record $1.42 billion in Net Revenue for our Sensors business segment;

•	delivered $426 million in Profit From Operations for our Sensors business segment (11% increase over 2012);

•	continued development of the Sensors executive team with the new additions of the Vice President, Sensors China and the Vice President, Sensors North America, Japan, & Korea; and

•	played an integral role in the acquisition of the Wabash Technologies business.

Martin Carter

•	delivered $561 million in Net Revenue for our Controls business segment;

•	delivered $172 million in Profit From Operations for our Controls business segment;

•	successfully completed and integrated the Wells acquisition; and

•	continued to develop a solid leadership team for Controls through internal promotions and talent additions.

Christine Creighton

•	led debt recapitalization of the Company;

•	delivered record Adjusted Net Income of $385 million (7.9% increase over 2012) while increasing research, development, and engineering expense from 5.7% to 6.1% of Net Revenue;

•	delivered $396 million of cash flow from operations; and

•	played an integral role in the integration of acquired businesses.
Equity Compensation
Equity compensation is granted to our executive officers and other key employees as a long-term, non-cash incentive. Our equity compensation structure is intended to accomplish the following main objectives:

•	balance and align the interest of participants and shareholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of shareholder value;

•	increase equity holding levels of key employees;

•	ensure competitive levels of compensation opportunity in line with our peer group; and

•	assist in attracting, retaining, and motivating key employees, including the Named Executive Officers.
We use stock options and restricted securities granted under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the “2010 Equity Plan”), which was adopted in connection with our initial public offering, as the principal method of providing long-term incentive compensation. Prior to our initial public offering, we granted stock options to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (the “2006 Option Plan”), and we granted restricted securities to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan (the “2006 Purchase Plan”). It is expected that no further grants will be made under the 2006 Option Plan or the 2006 Purchase Plan.
2010 Equity Plan. The 2010 Equity Plan is administered by the Compensation Committee, provided that the Board of Directors may resolve that certain specified actions or determinations of the Compensation Committee shall require the approval of the Board. Under this plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted securities, performance awards, other stock-based awards, other cash-based awards, and any combination thereof. Individuals eligible to participate include our officers, directors, employees, consultants, and advisors. An aggregate of 10,000,000 ordinary shares have been authorized for grants of awards under the plan, subject to adjustment in certain cases.
The Compensation Committee determines the terms and conditions, including vesting terms, if any, of any other stock-based and cash-based awards in its sole discretion.
Awards granted under the 2010 Equity Plan are generally not transferable by the recipient of the award. Unless otherwise specified in an award agreement, in the event of a “change in control” (as defined in the 2010 Equity Plan), if a participant is terminated without “cause” (as defined in the 2010 Equity Plan) within 24 months thereafter, all of such participant’s option, restricted security and SAR awards under the 2010 Equity Plan will be considered 100% vested. Unless the Compensation Committee determines otherwise, if a participant ceases to be employed by the Company or its subsidiaries for any reason, then the portion of such participant’s awards that have not fully vested as of the termination date expire at such time. The portion of a participant’s awards that are not subject to vesting or that have fully vested as of the termination date expire (A) 60 days after the termination date if the participant ceases to be employed by the Company or its subsidiaries for any reason other than termination with “cause” or due to death or disability, (B) on the termination date if the participant’s employment is terminated with “cause,” and (C) in the event the participant dies or suffers a disability, on the date that is six months after the date on which the participant’s employment ceases due to the participant’s death or disability.

On April 5, 2013, the Compensation Committee granted stock options and restricted securities as set forth in the “Grant of Plan Based Awards Table” below. The options were granted with an exercise price equal to $32.03 per share, the fair market value of our ordinary shares as of the date of grant, and are subject to graded vesting, with 25% vesting each year over a four-year period. The restricted securities vest on April 5, 2016 based upon the relative achievement of the Adjusted EPS for the fiscal year ending December 31, 2015, as reflected in the table below.

Cumulative Percentage of Restricted Securities Vested	Percentage of Adjusted EPS Target Achieved
0%	Less than 95%
50%	95%
100%	100%
100%	Greater than 100%
The number of stock options granted and restricted securities awarded were intended to serve as compensation for each executive’s performance during 2013, an incentive for each executive to sustain his or her level of performance in the future, and as a retention mechanism. The Compensation Committee determined the amount of stock options to be granted and units of restricted stock to be awarded based upon each executive's market data, retention levels, performance, expertise, and role criticality.
Retirement and Other Benefits
The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.
All retirement plans provided for employees duplicate benefits provided previously to participants under plans sponsored by Texas Instruments and recognize prior service with Texas Instruments.
Pension Plan. As part of their post-employment compensation, Mmes. Sullivan and Creighton and Mr. Beringhause participate in the Sensata Technologies Employees Pension Plan. The benefits under this qualified benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. Texas Instruments closed the pension plan to participants hired after November 1997. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date have been eliminated. See “Pension Benefits” below for more information on the benefits and terms and conditions of our pension plan.
Supplemental Benefit Pension Plan. The Sensata Technologies Supplemental Benefit Pension Plan is a nonqualified benefit payable to participants that represents the difference between the vested benefit actually payable under the Sensata Technologies Employees Pension Plan at the time the participant’s benefit payment(s) commences under this supplemental pension plan and the vested benefit that would be payable under the Sensata Technologies Employees Pension Plan had there been no qualified compensation limit. Effective January 31, 2012, this plan was frozen, and as a result, future benefit accruals after this date have been eliminated.
401(k) Savings Plan. The Named Executive Officers are eligible to participate in our 401(k) savings plan on the same basis as all other eligible employees. The plan provides for an employer-matching contribution up to 4% of the employee's annual eligible earnings.
Since 2009, the matching of employees’ contributions in our 401(k) savings plan have been discretionary and based on the financial performance of the Company.
Dollar for Dollar Matching: We match dollar for dollar up to 4% of the employee’s annual eligible earnings. Mmes. Sullivan and Creighton and Messrs. Cote, Carter and Beringhause are participants in this plan.
In 2013, based on the judgment of our Chief Executive Officer, the Board of Directors, and the Compensation Committee with respect to our financial performance, we matched the contributions by employees on a dollar-for-dollar basis to our U.S. 401(k) Savings Plan as described above. The decision to match was based on stronger financial performance in 2013.
Health and Welfare Plans. We provide medical, dental, vision, life insurance, and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.

Post-Employment Medical Plan. In general, employees, including the Named Executive Officers, with 20 or more years of service, including time worked at Texas Instruments, are eligible for Retiree Health & Dental benefits from us. Individuals hired on or after January 1, 2007 and individuals who retired from Texas Instruments, including Messrs. Cote and Carter, are not eligible for Retiree Health & Dental benefits from us. Mmes. Sullivan and Creighton, and Mr. Beringhause, are eligible for this plan.
Perquisites. In addition to the components of compensation discussed above, we offer perquisites to the Named Executive Officers, in the form of financial counseling. See “Summary Compensation Table” below for a summary of the reportable perquisites for the Named Executive Officers.
Employment Agreements, Change-In-Control Provisions, and One-Time Payments

We have employment agreements in place with the Named Executive Officers, with the exception of Ms. Creighton. Because each of the Named Executive Officers is a U.S. resident, the employment agreements are with our primary operating subsidiary in the U.S., STI. The agreements are for a one-year term, automatically renewing for successive additional one-year terms. The agreements provide for an annual base salary and eligibility to earn an annual incentive bonus in an amount equal to a certain percentage of his or her annual base salary, as previously described. Whether by express agreement, or by company policy and practice applying to all STI officers, if any Named Executive Officer is terminated without “cause,” or if the Named Executive Officer terminates his or her employment for “good reason” during the employment term, then the Named Executive Officer will be entitled to a severance payment equal to one year of his or her annual base salary rate plus an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination.
Ms. Sullivan entered into an amended and restated employment agreement as of January 1, 2013 that includes severance provisions of (i) a severance payment equal to two years of her then current base salary, (ii) an amount equal to the sum of bonus payments Ms. Sullivan received in the two years preceding her termination, and (iii) continuation of her health and welfare benefits to run concurrently with her COBRA period.
Under the employment agreements, “cause” means one or more of the following: (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty which causes, or in the good faith judgment of STI’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries or any of their customers or suppliers; (iii) any (A) repeated abuse of alcohol or (B) abuse of controlled substances, in either case, that adversely affects the Named Executive Officer’s work performance (and, in the case of clause (A), continues to occur at any time more than 30 days after the Named Executive Officer has been given written notice thereof) or brings the Company or its subsidiaries into public disgrace or disrepute; (iv) the failure by the Named Executive Officer to substantially perform duties as reasonably directed by STI’s Board of Directors or the Named Executive Officer’s supervisor(s), which non-performance remains uncured for 10 days after written notice thereof is given to the Named Executive Officer; (v) willful misconduct with respect to the Company or any of its subsidiaries, which misconducts causes, or in the good faith judgment of STI’s Board of Directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries; or (vi) any breach by the Named Executive Officer of certain provisions of the employment agreements or any other material breach of the employment agreements, the 2006 Purchase Plan or 2006 Option Plan.
Under the employment agreements, “good reason” means the Named Executive Officer resigns from employment with STI and its subsidiaries prior to the end of the term of his or her employment agreement as a result of one or more of the following reasons: (i) any reduction in base salary or bonus opportunity, without prior consent, in either case other than any reduction which (A) is generally applicable to senior leadership team executives of STI and (B) does not exceed 15% of the Named Executive Officer’s base salary and bonus opportunity in the aggregate; (ii) any material breach by the Company or any of its subsidiaries of any agreement with the Named Executive Officer; (iii) a change in principal office without prior consent to a location that is more than 50 miles from the Named Executive Officer’s principal office on the date hereof; (iv) delivery by STI of a notice of non-renewal of the term of the employment agreement; or (v) in the case of Ms. Sullivan’s agreements, a material diminution in job responsibilities without prior consent; provided that any such reason was not cured by STI within 30 days after delivery of written notice thereof to STI; and further provided that, in each case, written notice of a Named Executive Officer’s resignation with good reason must be delivered to STI within 30 days after the Named Executive Officer has actual knowledge of the occurrence of any such event in order for the Named Executive Officer’s resignation with good reason to be effective thereunder.
We believe that these agreements serve to maintain the focus of the Named Executive Officers and ensure that their attention, efforts, and commitment are aligned with maximizing our success. These agreements avoid distractions involving executive management that arise when the Board of Directors is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.

For more information regarding change-in-control arrangements, refer to “Potential Payments upon Termination or a Change in Control” below.
Risk Management and Assessment
In setting our compensation policies and practices, including the compensation of the Named Executive Officers, the Compensation Committee considers the risks to our shareholders and the achievement of our goals that may be inherent in such policies and practices. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes the compensation policies and practices that we have adopted are appropriately structured and are not reasonably likely to materially adversely affect the Company. In particular:

•
We believe that incentive programs tied to the achievement of our strategic objectives, financial performance goals, and specific individual goals appropriately focus executives, including the Named Executive Officers, and other employees on shareholder value.

•
A significant portion of variable compensation is delivered in equity (stock options and restricted securities) with multi-year vesting. We believe that equity compensation helps reduce compensation risk by balancing financial and strategic goals against other factors management may consider to ensure long-term shareholder value is being sought.

•
We believe that stock ownership guidelines and vesting restrictions on equity awards serve as effective retention mechanisms and align the interests of employees, including the Named Executive Officers, with long-term shareholder value.

Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
From the members of the Compensation Committee of Sensata Technologies Holding N.V.:
Kirk Pond, Committee Chair
Michael Ward
Lewis Campbell

Summary Compensation Table
The following table sets forth information required under applicable SEC rules about the compensation for the fiscal years ended December 31, 2013, 2012, and 2011 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our former Chief Financial Officer, and (iv) our three most highly compensated other executive officers who were serving as officers on December 31, 2013 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(9)	Total ($)
Martha Sullivan (5)	2013	700,000	1,002,539	2,117,745	700,000	—	77,946	4,598,230
President and Chief Executive Officer	2012	580,830	595,944	1,154,538	—	636,443	26,942	2,994,697
	2011	506,240	577,665	1,172,640	370,000	557,562	21,133	3,205,240
Jeffrey Cote (6)	2013	514,260	499,668	999,919	520,000	—	27,619	2,561,466
Chief Operating Officer and interim Chief Financial Officer	2012	469,730	3,510,176	989,604	—	—	27,985	4,997,495
	2011	436,060	493,641	1,004,418	315,000	—	12,404	2,261,523
Steven Beringhause (7)	2013	363,530	265,849	533,761	220,000	—	27,635	1,410,775
Senior Vice President, Sensors
Martin Carter	2013	376,035	285,067	566,049	190,000	—	14,160	1,431,311
Senior Vice President, Controls	2012	354,015	271,188	528,220	—	—	10,726	1,164,149
	2011	344,505	262,575	535,362	45,000	—	10,518	1,197,960
Christine Creighton	2013	247,515	233,422	166,485	140,000	—	10,500	797,922
Chief Accounting Officer
Robert Hureau (8)	2013	125,000	—	—	—	—	1,857	126,857
Former Chief Financial Officer	2012	350,100	137,268	264,110	—	—	11,951	763,429
	2011	261,770	232,416	465,142	120,000	—	10,438	1,089,766

(1)
Represents the aggregate grant date fair value of restricted securities granted in the fiscal years ended December 31, 2013, 2012, and 2011. See Note 11, "Share Based Payment Plans," of our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2013, for further discussion of the relevant assumptions used in calculating the grant date fair value. With respect to the awards granted in 2011 and 2012, the maximum value of the award would be 150% of the value stated at grant date assuming the highest level of performance conditions are achieved. The performance awards granted in 2013, along with the individual awards granted to Ms. Creighton on April 17, 2013 and to Mr. Cote on July 17, 2012, have a maximum value of 100% of the value stated at grant date.

(2)
Represents the aggregate grant date fair value of option awards granted in the years ended December 31, 2013, 2012, and 2011. See Note 11, "Share Based Payment Plans," of our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2013 for further discussion of the relevant assumptions used in calculating the grant date fair value.

(3)
Represents the annual incentive bonus awarded to each Named Executive Officer. See “Compensation Discussion and Analysis-Components of Compensation-Cash Compensation-Annual Incentive Bonus” for more information.

(4)
Reflects the aggregate change in actuarial present value of accrued benefits under the Sensata Technologies Employees Pension Plan and the Supplemental Pension Plan. The change in present value of accrued benefits for Ms. Sullivan, Mr. Beringhause, and Ms. Creighton during 2013 was negative, which was primarily due to the change in the interest rate assumption used to discount expected future payments.

(5)	Ms. Sullivan was promoted to the role of President & Chief Executive Officer in January 2013.

(6)
Mr. Cote was promoted to the role of Chief Operating Officer in July 2012, and was acting Chief Financial Officer upon Mr. Hureau's resignation in April 2013. Mr. Cote continued as acting Chief Financial Officer until the appointment of Paul S. Vasington as Chief Financial Officer in February 2014.

(7)	Mr. Beringhause was promoted to Senior Vice President, Sensors in January 2013, following the retirement of Steve Major.

(8)	Mr. Hureau was promoted to Chief Financial Officer in 2011, and resigned this position in April 2013.

(9)
The table below presents an itemized account of “All Other Compensation” provided to the Named Executive Officers, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations.

Name	Fiscal Year	Financial Counseling ($)(1)	Insurance Premium Contributions ($)(2)	Matching Contributions to 401(k) Plan ($)	Director Payments ($)	Total ($)
Martha Sullivan	2013	16,445	1,301	10,200	50,000	77,946
	2012	15,815	1,127	10,000	—	26,942
	2011	15,210	1,023	4,900	—	21,133
Jeffrey Cote	2013	16,446	973	10,200	—	27,619
	2012	17,066	919	10,000	—	27,985
	2011	1,756	848	9,800	—	12,404
Steven Beringhause	2013	16,671	764	10,200	—	27,635
Martin Carter	2013	3,175	785	10,200	—	14,160
	2012	—	726	10,000	—	10,726
	2011	—	718	9,800	—	10,518
Christine Creighton	2013	—	599	9,901	—	10,500
Robert Hureau	2013	1,600	257	—	—	1,857
	2012	1,200	751	10,000	—	11,951
	2011	—	638	9,800	—	10,438

(1)	Represents payments made by us in connection with financial and legal counseling provided to the Named Executive Officers.

(2)
Represents payments made by us in respect of travel and accident insurance policies and premiums on behalf of each of the Named Executive Officers. The amounts also include payments made by us when an individual chooses to “opt-out” of our benefit plans. For fiscal years 2013, 2012, and 2011, opt-out payments were made in the amount of $75 to Ms. Sullivan.

Grant of Plan Based Awards Table
During fiscal year 2013, we granted restricted securities and stock options to our Named Executive Officers pursuant to the 2010 Equity Plan. Information with respect to each of these awards on a grant by grant basis is set forth in the table below. Also set forth below is information on the estimated annual incentive bonus payments awarded to the Named Executive Officers under our short-term incentive program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(5)			All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold	Target	Maximum
Martha Sullivan	N/A	175,000	700,000	1,680,000	—	—	—	—	—	—
	4/5/2013	—	—	—	15,650	31,300	31,300	—	—	32.03
	4/5/2013	—	—	—	—	—	—	198,000	32.03	10.09
	5/24/2013	—	—	—	—	—	—	11,700	34.54	10.25
Jeffrey Cote	N/A	129,750	519,000	1,245,600	—	—	—	—	—	—
	4/5/2013	—	—	—	7,800	15,600	15,600	—	—	32.03
	4/5/2013	—	—	—	—	—	—	99,100	32.03	10.09
		—	—	—	—	—	—	—	—	—
Steven Beringhause	N/A	55,250	221,000	530,400	—	—	—	—	—	—
	4/5/2013	—	—	—	4,150	8,300	8,300	—	—	32.03
	4/5/2013	—	—	—	—	—	—	52,900	32.03	10.09
Martin Carter	N/A	57,500	230,000	552,000	—	—	—	—	—	—
	4/5/2013	—	—	—	4,450	8,900	8,900	—	—	32.03
	4/5/2013	—	—	—	—	—	—	56,100	32.03	10.09
Christine Creighton	N/A	31,250	125,000	300,000	—	—	—	—	—	—
	4/5/2013	—	—	—	1,300	2,600	2,600	—	—	32.03
	4/5/2013	—	—	—	—	—	—	16,500	32.03	10.09
	4/17/2013	—	—	—	4,800	4,800	4,800	—	—	31.28
Robert Hureau	N/A	—	—	—	—	—	—	—	—	—
	4/5/2013	—	—	—	—	—	—	—	—	—
	4/5/2013	—	—	—	—	—	—	—	—	—

(1)
The threshold, target and maximum awards were established under our short-term incentive program. See “Compensation Discussion and Analysis—Components of Compensation–Cash Compensation-Annual Incentive Bonus” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Threshold amounts were determined based on 25% of the 2013 bonus target for each Named Executive Officer.

(3)	Target amounts were determined based on 2013 annual base salary for each Named Executive Officer.

(4)	The maximum payment amount under our short-term incentive program is 2x the target payout plus an assessment of accomplishments, subject to a cap of 240%.

(5)	Represents restricted securities awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.

(6)	Represents stock options awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.

(7)	Represents the grant-date fair value per share calculated in accordance with ASC 718.

Outstanding Equity Awards at Year End Table
The table below sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2013.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(4)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(5)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Martha Sullivan	5/15/2006	521,557	—	6.99	5/15/2016	—	—
	9/4/2009	160,000	40,000	14.80	9/4/2019	14,860	576,122
	4/1/2011	47,750	47,750	35.01	4/1/2021	16,500	639,705
	4/1/2012	26,775	80,325	33.48	4/1/2022	17,800	690,106
	4/5/2013	—	198,000	32.03	4/5/2023	31,300	1,213,501
	5/24/2013	—	11,700	34.54	5/24/2023	—	—

Jeffrey Cote	3/28/2007	49,420	—	7.30	3/28/2017	—	—
	9/4/2009	200,000	50,000	14.80	9/4/2019	—	—
	12/9/2009	—	—	—	12/9/2019	18,580	720,347
	4/1/2011	40,900	40,900	35.01	4/1/2021	14,100	546,657
	4/1/2012	22,950	68,850	33.48	4/1/2022	15,200	589,304
	7/17/2012	—	—	—	7/17/2022	113,000	4,381,010
	4/5/2013	—	99,100	32.03	4/5/2023	15,600	604,812

Steven Beringhause	5/15/2006	43,699	—	6.99	5/15/2016	—	—
	9/4/2009	40,000	10,000	14.80	9/4/2019	3,720	144,224
	4/1/2011	10,900	10,900	35.01	4/1/2021	3,800	147,326
	4/1/2012	6,125	18,375	33.48	4/1/2022	4,100	158,957
	4/5/2013	—	52,900	32.03	4/5/2023	8,300	321,791

Martin Carter	12/9/2009	140,000	69,999	17.48	12/9/2019	—	—
	9/21/2010	58,101	25,900	18.88	9/21/2020	—	—
	4/1/2011	21,800	21,800	35.01	4/1/2021	7,500	290,775
	4/1/2012	12,250	36,750	33.48	4/1/2022	8,100	314,037
	4/5/2013	—	56,100	32.03	4/5/2023	8,900	345,053

Christine Creighton	11/12/2008	13,000	—	11.38	11/12/2018	—	—
	9/21/2010	15,525	5,175	18.88	9/21/2020	—	—
	4/1/2011	6,800	6,800	35.01	4/1/2021	2,400	93,048
	4/1/2012	3,825	11,475	33.48	4/1/2022	2,500	96,925
	4/5/2013	—	16,500	32.03	4/5/2023	2,600	100,802
	4/17/2013	—	—	—	4/17/2023	4,800	186,096

Robert Hureau (3)	3/28/2007	—	—	7.30	3/28/2017	—	—
	9/4/2009	—	—	14.80	9/4/2019	—	—
	4/1/2011	—	—	35.01	4/1/2021	—	—
	7/13/2011	—	—	37.33	7/13/2021	—	—
	4/1/2012	—	—	33.48	4/1/2022	—	—

(1)	Represents stock options issued to the Named Executive Officers pursuant to the 2006 Option Plan or the 2010 Equity Plan.

(2)	Represents restricted securities issued to the Named Executive Officers pursuant to the 2006 Purchase Plan or the 2010 Equity Plan.

(3)	Mr. Hureau's unvested equity awards were forfeited upon his resignation as Chief Financial Officer in April 2013.

(4)
The options and restricted shares granted to the Named Executive Officers are subject to time-based or performance-based vesting. The option awards granted in 2006, 2007 and 2009 are divided into three tranches. The first tranche is subject to time vesting and vests over a period of five years. The second and third tranches are subject to the same time vesting as the first tranche and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. During the three months ended September 30, 2009, we amended the 2006 Option Plan to change the performance measure of Tranche 3 options to that of the Tranche 2 options. In effect, Tranche 3 options were converted to Tranche 2 options. The liquidity event was achieved in connection with our initial public offering in March 2010. The vesting conditions are as follows:

Date of Grant	Type of Award	Vesting Schedule
May 15, 2006	Options	40% on May 15, 2008 and 20% on May 15, 2009, 2010 and 2011
May 15, 2006	Restricted Securities	100% on June 2, 2011
March 28, 2007	Options	40% on March 28, 2009 and 20% on March 28, 2010, 2011 and 2012
November 12, 2008	Options	40% on November 12, 2010 and 20% on November 12, 2011, 2012 and 2013
September 4, 2009	Options	20% on September 4, 2010, 2011, 2012, 2013 and 2014
December 9, 2009	Options	40% December 9, 2011 and 20% on December 9, 2012, 2013 and 2014
December 9, 2009	Restricted Securities	20% on December 9, 2010, 2011, 2012, 2013 and 2014
September 21, 2010	Options	25% on September 21, 2011, 2012, 2013 and 2014
September 21, 2010	Restricted Securities	September 1, 2013, based on satisfaction of Adjusted Net Income targets
April 1, 2011	Options	25% on April 1, 2012, 2013, 2014, and 2015
April 1, 2011	Restricted Securities	April 1, 2014, based on satisfaction of Adjusted Net Income targets. It has since been determined that we didn't meet the performance target and the shares will not vest
July 13, 2011	Options	25% on July 13, 2012, 2013, 2014, and 2015
July 13, 2011	Restricted Securities	July 13, 2014, based on satisfaction of Adjusted Net Income targets
April 1, 2012	Options	25% on April 1, 2013, 2014, 2015, and 2016
April 1, 2012	Restricted Securities	April 1, 2015, based on satisfaction of Adjusted Net Income targets
July 17, 2012	Restricted Securities	100% on December 31, 2015
April 5, 2013	Options	25% on April 5, 2014, 2015, 2016, and 2017
April 5, 2013	Restricted Securities	April 5, 2016, based upon satisfaction of Adjusted EPS targets
April 17, 2013	Restricted Securities	66% April 17, 2014, and 34% October 17, 2014
May 24, 2013	Options	100% on May 24, 2014

(5)	Represents the per share exercise price for such options.
Equity Compensation Plan Information
The following table describes certain information regarding our equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,142,475	$21.75	7,546,693
Equity compensation plans not approved by security holders	—	—	—

Option Exercises and Stock Vested Table
The following table shows the number of ordinary shares acquired by the Named Executive Officers upon the exercise of options and the vesting of restricted securities during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Martha Sullivan	500,000	14,351,288	14,860	562,302
Jeffrey Cote	492,522	14,287,526	18,580	703,067
Steven Beringhause	99,000	2,998,062	3,720	140,765
Martin Carter	—	—	9,000	335,520
Christine Creighton	—	—	1,800	67,104
Robert Hureau	—	—	—	—

(1)	The value realized on vesting is based on the closing price of our ordinary shares on the New York Stock Exchange on the vesting date.
Non-Qualified Deferred Compensation
None of our Named Executive Officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Pension Benefits
The following table describes the estimated actuarial present value of accrued retirement benefits through the end of fiscal year 2013 for the Named Executive Officers. As described in the following table, Mmes. Sullivan and Creighton and Mr. Beringhause are eligible to participate in the Sensata Technologies Employees Pension Plan and Supplemental Pension Plan.
See Note 10, “Pension and Other Post-Retirement Benefits,” of our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2013 for a discussion of the relevant assumptions and valuation methods used for the present value calculations presented in the table below.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Martha Sullivan	Employees Pension Plan	26	754,848	—
	Supplemental Pension Plan	26	2,079,962	—
Jeffrey Cote	—	—	—	—
Steven Beringhause	Employees Pension Plan	22	482,452	—
	Supplemental Pension Plan	22	343,047	—
Martin Carter	—	—	—	—
Christine Creighton	Employees Pension Plan	6	10,732	—
Robert Hureau	—	—	—	—

(1)
The number of years of credited service, as of December 31, 2013, under the plan was frozen as of January 31, 2012. Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment or January 1 following the completion of one year of employment. Accordingly, each of Mmes. Sullivan and Creighton and Mr. Beringhause has been employed by Texas Instruments, prior to the 2006 Acquisition, or by us, since the 2006 Acquisition, for longer than the years of credited service shown above. In effect, the actual number of years of service of each officer who participates in the plan is more than his or her credited years of service.

(2)
The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by us for financial reporting purposes except that a Named Executive Officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used and the benefit is assumed to be paid in a lump sum of the amount shown. The amount of the present value of the accumulated pension benefit as of December 31, 2013 is determined using a discount rate assumption of 3.5%.

Sensata Technologies Employees Pension Plan
The Sensata Technologies Employees Pension Plan is a qualified defined benefit pension plan. See “Compensation Discussion and Analysis—Components of Compensation–Retirement and Other Benefits-Pension Plan” for a discussion of the origin and purpose of the plan. A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he or she is at least 55 years of age with 20 years of credited service or 60 years of age with five years of credited service. As of December 31, 2013, Martha Sullivan is eligible for early retirement under this plan. None of the Named Executive Officers participating in the plan are currently eligible for normal retirement.
A participant may request payment of his or her accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50% survivor annuity, (v) qualified joint and 75% survivor annuity, and (vi) qualified joint and 100% survivor annuity. If the participant does not request payment, he or she will begin to receive benefits in April of the year after he or she reaches the age of 70 1/2 in the form of annuity as required under the Internal Revenue Code.
A participant’s benefit calculation includes compensation from, but is not limited to, salary, bonus, and any overtime premiums, performance premiums, and elective deferrals, if applicable.
The pension formula for the plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his or her base salary, plus bonus up to a limit imposed by the Internal Revenue Service, less a percentage (based on his or her year of birth, when he or she elects to retire, and his or her years of service with Texas Instruments and us) of the amount of compensation on which the participant’s social security benefit is based.
If an individual takes early retirement and chooses to begin receiving his or her annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he or she would have received at age 65.
If the participant’s employment terminates due to disability, the participant may choose to receive his or her accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, the years of credited service the participant would have accrued to age 65 had the participant not become disabled, and the participant’s disabled status.
The benefit payable in the event of death is based on salary and bonus, years of credited service, and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.
Leaves of absence are credited to years of service under both the qualified and non-qualified pension plans.
Sensata Technologies Supplemental Benefit Pension Plan
The Sensata Technologies Supplemental Benefit Pension Plan is a non-qualified benefit plan. A participant’s benefit under this plan is calculated using the same formula as described above for the Sensata Technologies Employees Pension Plan. However, the Internal Revenue Service limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the Internal Revenue Service limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under this non-qualified plan.
Benefits will be distributed subject to the requirements of Section 409A of the Internal Revenue Code. Unless otherwise elected prior to January 1, 2008, benefits will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following termination of employment.

If a participant’s employment is terminated due to disability, distribution is governed by Section 409A of the Internal Revenue Code as discussed above, and the disability benefit will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following disability.
In the event of death, payment is based on salary and bonus, years of credited service, and age at the time of death and will be in the form of a lump sum. The date of payment is no later than the fifteenth day of the third calendar month following the month of death.
Balances in this plan are unsecured obligations of the Company.
Pension Freeze
Effective January 31, 2012, STI froze its U.S. pension plans. We will continue to make contributions to the plans to maintain the required funding levels. For further discussion of our pension plans, refer to Note 10, “Pension and Other Post-Retirement Benefits,” to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2013. As a result of these changes, the amounts shown in the Summary Compensation Table for these benefits will increase with interest and would change as a result of a change in the discount rate used for the calculations.

Potential Payments upon Termination or a Change in Control
The table below summarizes the compensation payable to each of the Named Executive Officers in the event we terminate his or her employment with us without cause or such officer resigns for good reason. The table reflects amounts payable to the Named Executive Officers assuming his or her employment terminated on December 31, 2013.

Name	Type of Payment	Termination Without Cause or Resignation for Good Reason($)	Termination Without Cause or Resignation for Good Reason After Change in Control($)(1)
Martha Sullivan	Base Salary	1,400,000	1,400,000
	Bonus	370,000	370,000
	Accelerated Vesting	N/A	3,523,392
	Health & Welfare Benefits	16,991	16,991
	Total	1,786,991	5,310,383
Jeffrey Cote	Base Salary	519,000	519,000
	Bonus	157,500	157,500
	Accelerated Vesting	N/A	7,485,791
	Health & Welfare Benefits	20,124	20,124
	Total	696,624	8,182,415
Steven Beringhause	Base Salary	368,040	368,040
	Bonus	60,000	60,000
	Accelerated Vesting	N/A	878,658
	Health & Welfare Benefits	18,980	18,980
	Total	447,020	1,325,678
Martin Carter	Base Salary	383,040	383,040
	Bonus	22,500	22,500
	Accelerated Vesting	N/A	2,659,919
	Health & Welfare Benefits	20,469	20,469
	Total	426,009	3,085,928
Christine Creighton	Base Salary	250,020	250,020
	Bonus	42,500	42,500
	Accelerated Vesting	N/A	486,508
	Health & Welfare Benefits	6,308	6,308
	Total	298,828	785,336
Robert Hureau(2)	Base Salary	N/A	N/A
	Bonus	N/A	N/A
	Accelerated Vesting	N/A	N/A
	Health & Welfare Benefits	N/A	N/A
	Total	—	—

(1)
A change in control, without a termination of employment, will not trigger any severance payments but will result in immediate vesting of all stock options granted under the 2006 Option Plan. Any payments or equity due under the terms of the 2010 Equity Plan upon a change in control and subsequent termination of employment without cause or resignation for good reason (as defined in the relevant employment agreement), is included in the “Termination Without Cause or Resignation for Good Reason After Change in Control” column of this table. Refer to "Change in Control" below for definitions of change in control under the 2006 Option Plan and the 2010 Equity Plan.

(2)
As of December 31, 2013 there was no Base Salary, Bonus Payable or Health and Welfare Benefit payable to Mr. Hureau in the event of termination without cause or resignation for good reason or termination in the even of change in control, as Mr. Hureau is no longer an employee of the Company effective with his resignation in April 2013.

Termination without cause or resignation for good reason. Pursuant to the terms of the employment agreements and company practice, if any of our Named Executive Officers other than Ms. Sullivan is terminated by us without “cause,” or if such Named Executive Officer terminates his or her employment with us for “good reason” (as those terms are defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) a severance payment equal to one year of his or her annual base salary rate, (ii) an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination, and (iii) continuation of his or her health and welfare benefits for a period of one year after his or her termination. If Ms.

Sullivan is terminated by us without “cause,” or Ms. Sullivan terminates her employment with us for “good reason” (as those terms are defined in Ms. Sullivan employment agreement) during her employment term, Ms. Sullivan will be entitled to (i) a severance payment equal to two years at her base salary, (ii) an amount equal to the bonus payments Ms. Sullivan received in the two years preceding her termination, and (iii) continuation of her health and welfare benefits to run concurrently with her COBRA period.
Termination with cause, resignation without good reason. If any of our Named Executive Officers is terminated by us with “cause,” or if such Named Executive Officer terminates his or her employment with us without “good reason,” the Named Executive Officer will be entitled to (i) his or her base salary through the date of termination and (ii) any bonus amounts to which he or she is entitled prior to the date of termination.
Change in Control. Pursuant to the terms of the 2006 Option Plan, options held by the Named Executive Officers will be considered 100% vested upon consummation of a “change in control.” “Change in control” is defined in the 2006 Option Plan as (i) any transaction or series of transactions in which the Sponsors (whether by merger, sale of securities, recapitalization, or reorganization) dispose of or sell more than 50% of the total voting power or economic interest in the Company or in Sensata Investment Co. to one or more independent third parties, and (ii) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clause (i) above, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of the Board of Directors. A change in control does not result in any cash payments.
Pursuant to the terms of the 2010 Equity Plan, in the event of a “change in control” of the Company, if a participant in the plan is terminated without “cause” within 24 months thereafter, all of such participant’s awards under the 2010 Equity Plan will be considered 100% vested. “Change in control” is defined in the 2010 Equity Plan as (i) any transaction or series of transactions in which any person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, (ii) during any twelve-month period, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (iv) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. Under the 2010 Equity Plan, “cause” generally refers to the meaning of that term in a person’s employment agreement.
Compensation of Directors
In connection with the completion of our initial public offering in March 2010, we adopted a compensation policy with respect to our directors. Pursuant to that policy, each of our Executive Directors and Non-Executive Directors receives an annual fee in the amount of $50,000. Upon shareholder approval May 22, 2013, the Chairman of the Board receives an annual fee in the amount of $120,000. Audit Committee members receive an additional annual fee of $10,000, Compensation Committee members receive an additional annual fee of $5,000 and Nominating and Governance Committee members receive an additional annual fee of $4,000. Chairs of committees receive the following annual fees (in addition to the committee membership fees noted in the previous sentence): $10,000 for the chair of the Audit Committee, $5,000 for the chair of the Compensation Committee, and $4,000 for the chair of the Nominating and Governance Committee. We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Directors and committees thereof.
In addition, our director compensation policy provides that each new director elected or appointed to the Board of Directors is granted an initial stock option award equal to a grant-date fair value of approximately $120,000, calculated in accordance with Accounting Standards Codification ("ASC") Topic 718, Stock Compensation ("ASC 718"). Each director re-elected to the Board of Directors also receives a stock option award equal to a grant-date fair value of approximately $120,000, and as approved by our shareholders on May 22, 2013, the Chairman of the Board receives a stock option award equal to a grant-date fair value of $150,000, both calculated in accordance with ASC 718. Our directors are eligible to receive other equity-based awards when and as determined by the Compensation Committee.
Upon the recommendation of the Compensation Committee and in accordance with the policy described above, on May 24, 2013 the Board of Directors granted 11,700 stock options under the 2010 Equity Plan to each of our directors, and 14,500 stock options to the Chairman of the Board. The exercise price of the options is $34.54, the fair market value of the underlying ordinary shares as of the date of grant. 100% of the options vest after one-year. We granted the stock options to our directors in order to better align directors’ incentives with the goal of increasing value for our shareholders.

In July 2012, the Board of Directors authorized the modification of all existing outstanding director awards for current directors, to allow the post-termination equity exercise time frame to be through the remaining life of the option post termination, replacing the existing 60-day post termination period.
The table below sets forth the total compensation paid to our non-employee directors in fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Thomas Wroe(2)(3)	92,833	150,000	242,833
Lewis Campbell(4)	62,000	120,000	182,000
Paul Edgerley(5)	54,000	120,000	174,000
Michael J. Jacobson(5)	60,000	120,000	180,000
John Lewis(5)	51,000	120,000	171,000
Kirk Pond(6)	67,833	120,000	187,833
Charles W. Peffer(5)	73,000	120,000	193,000
Michael Ward(5)	58,083	120,000	178,083
Stephen Zide(5)	52,083	120,000	172,083

(1)	Represents the grant-date fair value calculated in accordance with ASC 718.

(2)
In May 2013, our shareholders approved the increase in fee for service as the Chairman of the Board of Directors to $120,000, and the increase in stock options to $150,000. The increase in fee for service was prorated for 2013 to reflect the approved change in compensation.

(3)
As of December 31, 2013, this director had 1,084,390 options outstanding, including 1,069,890 options that were exercisable. This director also had 118,985 restricted securities outstanding, including 58,800 unvested restricted securities that were subject to performance conditions as of December 31, 2013.

(4)	As of December 31, 2013, this director had 24,600 options outstanding, including 12,900 options that were exercisable.

(5)	As of December 31, 2013, these directors had 49,300 options outstanding, including 37,600 options that were exercisable.

(6)	As of December 31, 2013, this director had 35,800 options outstanding, including 24,100 options that were exercisable.

EXECUTIVE OFFICERS
Set forth below are the name, age, position and a description of the business experience of each of our executive officers:

Name	Age	Position(s)
Martha Sullivan	57	President and Chief Executive Officer
Jeffrey Cote	47	Executive Vice President and Chief Operating Officer
Paul Vasington	48	Executive Vice president and Chief Financial Officer
Steven Beringhause	48	Senior Vice President, Sensors
Martin Carter	50	Senior Vice President, Controls
Geert Braaksma	56	Vice President, Sensors Europe
Christine Creighton	50	Vice President, Chief Accounting Officer
Please see “PROPOSAL 1—ELECTION OF DIRECTORS” above for a description of Ms. Sullivan’s business experience.
Jeffrey Cote has served as Chief Operating Officer since July 2012. Prior to that, he was appointed Executive Vice President and Chief Administrative Officer by the Board of Directors in January 2011 and previously served as Executive Vice President and Chief Financial Officer since our initial public offering. Mr. Cote assumed the role of Interim Chief Financial Officer following Robert Hureau's resignation in April 2013, and served in that role until Paul Vasington's appointment as Chief Financial Officer in February 2014. Mr. Cote served as Senior Vice President and Chief Financial Officer of STI from January 2007 through July 2007, and Executive Vice President and Chief Financial Officer of STI from July 2007 through our initial public offering. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating and Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.
Paul Vasington was appointed Executive Vice President and Chief Financial Officer by the Board of Directors in February 2014. Mr. Vasington has diverse financial and managerial experience including 10 years with Honeywell International Inc. He most recently served as Vice President and Chief Financial Officer of Honeywell Aerospace from 2012 to 2014. Previously, he served as Vice President and Chief Financial Officer of Honeywell Performance Materials and Technologies from 2009 to 2012 and as Vice President and Chief Financial Officer of Honeywell Security from 2006 to 2009. Prior to joining Honeywell, Mr. Vasington held finance leadership roles at Crane Co. and Fortune Brands, Inc. Mr. Vasington began his career at Price Waterhouse.
Steven Beringhause was appointed Senior Vice President, Global Sensors, by the Board of Directors in January 2013. Mr. Beringhause joined Sensata's predecessor company, Texas Instruments, in 1988 and served in various design and engineering capacities. He was named as Vice President of Sensors Americas in 2006, Vice President of Sensors Asia in 2010, and Senior Vice President of Sensors Asia and the Americas in July 2012.
Martin Carter was appointed Senior Vice President, Controls by the Board of Directors in connection with our initial public offering. Mr. Carter has served in a similar capacity with STI since December 2009. From 2007 to 2009, Mr. Carter served as the Vice President and General Manager of Kaiser Aluminum. From 2001 to 2006, Mr. Carter was President of Hydro Aluminum North America and Norsk Hydro North America.
Geert Braaksma was appointed Vice President, Sensors Europe by the Board of Directors in connection with our initial public offering. Mr. Braaksma served as a Director of the Company prior to our initial public offering. Mr. Braaksma served as General Manager for Europe Sensors since the completion of the 2006 Acquisition and General Manager for the Sensors & Controls business of Texas Instruments since 1997. Mr. Braaksma joined Texas Instruments in 1989.
Christine Creighton was appointed Vice President, Chief Accounting Officer by the Board of Directors in July 2011. Ms. Creighton was named as a Vice President of Finance of STI in August, 2009. Ms. Creighton managed our global business finance unit since March 2008. Ms. Creighton joined Texas Instruments in 1990, and has worked as a financial analyst, group financial planning manager, and finance manager for both the Sensors and Controls Global Business Units.

PROPOSALS FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Because we are a Dutch public limited company whose shares are traded on the New York Stock Exchange, both U.S. and Dutch rules and time frames apply if you wish to submit a candidate for the Board of Directors to be considered for election at the 2015 Annual General Meeting of Shareholders, or if you wish to submit another kind of proposal for consideration by shareholders at the 2015 Annual General Meeting of Shareholders.
Under our Articles of Association, if you are interested in submitting a proposal to be presented at the 2015 Annual General Meeting of Shareholders, you must fulfill the requirements set forth in our Articles of Association, including satisfying both of the following criteria:

•	we must receive your proposal at our registered offices in Almelo, The Netherlands as set forth below no later than 60 days before the annual general meeting; and

•	the number of ordinary shares you hold must equal at least 3% of our issued share capital.
Pursuant to U.S. federal securities laws, any proposal by a shareholder to be presented at the 2015 Annual General Meeting of Shareholders and to be included in our proxy statement, including the nomination of one or more directors, must be received by us no later than the close of business on December 25, 2014 and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to our 2015 Annual General Meeting of Shareholders.
Proposals for our 2015 Annual General Meeting of Shareholders should be submitted in writing to the following addresses:
Sensata Technologies Holding N.V.
c/o Sensata Technologies, Inc.
Attention: Vice President, Investor Relations
529 Pleasant Street
Attleboro, Massachusetts 02703

Sensata Technologies Holding N.V.
Kolthofsingel 8, 7602 EM Almelo
The Netherlands
Proposals must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) your name and address, as they appear on our share records, (iii) the number of ordinary shares of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member, and all persons with whom you are acting in concert (in each case, identifying them), and (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business.
Notice of a nomination to the Board of Directors must include:

•
As to each individual whom such shareholder proposes to nominate for election as a director, (a) the name, date of birth, business address, and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the number of ordinary shares of the Company that are owned beneficially and of record by such individual, his or her affiliates, all persons with whom he or she is acting in concert, and all groups of which he or she is a member (in each case, identifying them), and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; and

•
As to the shareholder giving such notice, (A) the name and address of such shareholder, as they appear on our share records, (B) the number of ordinary shares of the Company that are owned beneficially and of record by such shareholder, his or her affiliates, all persons acting in concert with him or her, and all groups of which he or she is a member (in each case, identifying them), and (C) any professional, commercial, business, or familial relationship of such shareholder, affiliates, persons, or groups (in each case, identifying them) to such nominees, his or her affiliates, any person acting in concert with him or her, or any group of which he or she is a member (in each case, identifying them).

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
You may contact the Vice President, Investor Relations at Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Vice President, Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703, or investors@sensata.com for a copy of the relevant provisions of our Articles of Association regarding the requirements for making shareholder proposals and nominating director candidates.

SOLICITATION OF PROXIES
We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation. We will reimburse brokers, banks, and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.

GENERAL
Our Annual Report for the fiscal year ended December 31, 2013 is being mailed to shareholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.
The information set forth in this Proxy Statement under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be (i) incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing we expressly incorporate such information by reference, or (ii) “soliciting material” or “filed” with the SEC.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Thomas Wroe, Jr.
Chairman of the Board
April 24, 2014
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Sensata Technologies Holding N.V., c/o Sensata Technologies, Inc., Attention: Investor Relations, 529 Pleasant Street, Attleboro, Massachusetts 02703.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SENSATA TECHNOLOGIES HOLDING N.V.
May 22, 2014
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investors.sensata.com/phoenix.zhtml?c=210277&p=proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
i  Please detach along perforated line and mail in the envelope provided. i

■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	NOMINEES:		2.	RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE 2014 FISCAL YEAR	☐	☐	☐
☐	FOR ALL NOMINEES	O	Thomas Wroe, Jr.	3.	ADOPT THE DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2013 AND AUTHORIZE THE PREPARATION OF THE 2013 ANNUAL ACCOUNTS AND ANNUAL REPORT OF MANAGEMENT IN THE ENGLISH LANGUAGE	☐	☐	☐
		O	Martha Sullivan
		O	Lewis B. Campbell
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Paul Edgerley
		O	Michael J. Jacobson
☐	FOR ALL EXCEPT (see instructions below)	O	John Lewis	4.	DISCHARGE MEMBERS OF THE BOARD OF DIRECTORS FROM CERTAIN LIABILITIES FOR FISCAL YEAR 2013	☐	☐	☐
		O	Charles W. Peffer
		O	Kirk P. Pond
		O	Stephen Zide
		O	Andrew Teich	5.	AMEND THE REMUNERATION POLICY OF THE BOARD OF DIRECTORS	☐	☐	☐
		O	James Heppelmann
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
				6.	EXTEND TO THE BOARD OF DIRECTORS THE AUTHORITY TO REPURCHASE UP TO 10% OF THE OUTSTANDING ORDINARY SHARES IN THE CAPITAL OF THE COMPANY FOR 18 MONTHS	☐	☐	☐

				7.	ADVISORY PROPOSAL ON THE 2013 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER "EXECUTIVE COMPENSATION"	☐	☐	☐
						EVERY YEAR	EVERY OTHER YEAR	EVERY THREE YEARS	ABSTAIN
				8.	ADVISORY PROPOSAL ON HOW OFTEN TO VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	☐	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐		To transact such other business as may properly come before the General Meeting or any adjournments thereof

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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0                        ¢

SENSATA TECHNOLOGIES HOLDING N.V.
PROXY
Annual General Meeting of Shareholders
May 22, 2014

The undersigned shareholder of Sensata Technologies Holding N.V. hereby constitutes and appoints each of Jacob Sayer, Steven Reynolds, and Serife Demir as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place, and stead of the undersigned at the 2014 Annual General Meeting of Shareholders of Sensata Technologies Holding N.V. (the “Company”), to be held on May 22, 2014, beginning at 6:00 p.m. Central European Time, at the Company's office located at Kolthofsingel 8, 7602 EM Almelo, The Netherlands, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS RECOMMENDED BY THE BOARD, FOR EACH OF THE PROPOSALS (2) THROUGH (7), AND EVERY YEAR ON PROPOSAL (8).
(Continued and to be signed on the reverse side.)

¢	14,475